Exhibit 10.3

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT

- by and between -

CUREVAC GMBH

- and -

BOEHRINGER INGELHEIM INTERNATIONAL GMBH

AUGUST 21, 2014

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

TABLE OF CONTENTS

1.	DEFINITIONS	6
2.	GRANT AND SCOPE OF LICENSE	19

2.1	LICENSE TO DEVELOP AND COMMERCIALIZE LICENSED VACCINES AND LICENSED PRODUCTS	19
2.2	RIGHT TO SUBLICENSE	19
2.3	TECHNOLOGY DATA PACKAGE TRANSFER	20
2.4	DOCUMENTS AND DECLARATIONS	20
2.5	NO ADDITIONAL RIGHTS	21
2.6	TRADEMARKS, ETC	21

3.	EXCLUSIVE OPTION	21

	3.1	OPTION	21
	3.2	EXERCISE OF THE OPTION	21
	3.3	EXTENSION OF CUREV AC LICENSED INTELLECTUAL PROPERTY	21
4.	DEVELOPMENT OF LICENSED VACCINES		22
	4.1	NON-CLINICAL AND CLINICAL DEVELOPMENT SUPPORT	22
	4.2	DILIGENCE	23
	4.3	REGULATORY MATTERS	25
	4.4	COMPETING PRODUCTS	26
	4.5	DEVELOPMENT AND COMMERCIALIZATION COSTS	26

5.	REPORTING OBLIGATIONS .	27

5.1	REGULATORY REPORTING	27
5.2	SALES PROJECTIONS	27
5.3	PHARMACOVIGILANCE	27

6.	MANUFACTURE AND SUPPLY	27

6.1	CLINICAL SUPPLY	27
6.2	PHASE III CLINICAL SUPPLY AND COMMERCIAL SUPPLY	27
6.3	MANUFACTURING BY BI.	29
6.4	PLASMID DNA AS PRECURSOR FOR LICENSED VACCINES	32
6.5	MANUFACTURING BY BI AFTER EXPIRY OF THE AGREEMENT	33
6.6	FILL AND FINISH	33
6.7	CUREVAC'S LICENSE TO MANUFACTURE	33

7.	CONSIDERATION	34

7.1	UPFRONT PAYMENT	34
7.2	OPTION FEE	34
7.3	DEVELOPMENT AND REGULATORY MILESTONE PAYMENTS	34
7.4	SALES MILESTONE PAYMENTS	36
7.5	OBLIGATION TO INFORM	37

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

7.6	MILESTONE PAYMENT TERMS	37
7.7	NON-REFUNDABLE PAYMENTS	37
7.8	ROYALTIES	37
7.9	PAYMENT TERMS	41
7.10	TAXES	41

8.	JOINT STEERING COMMITTEE AND JOINT PROJECT TEAM	42

8.1	FORMATION OF THE JSC	42
8.2	DECISION MAKING IN THE JSC	42
8.3	RESPONSIBILITIES OF THE JSC	42
8.4	MINUTES	43
8.5	DECISION MAKING AUTHORITY	43
8.6	EXPERT PANEL RESOLUTION	44
8.7	JOINT PROJECT TEAM	44

9.	INTELLECTUAL PROPERTY	44

9.1	OWNERSHIP OF BACKGROUND INTELLECTUAL PROPERTY	44
9.2	OWNERSHIP OF COLLABORATION INTELLECTUAL PROPERTY	45
9.3	ASSIGNMENT AND TRANSFER OF COLLABORATION INTELLECTUAL PROPERTY	46
9.4	ASSIGNMENT AND TRANSFER OF CV9202 SPECIFIC PATENT RIGHTS	47
9.5	MANAGEMENT OF CUREVAC LICENSED PATENT RIGHTS	47
9.6	ENFORCEMENT OF CUREVAC LICENSED PATENT RIGHTS, JOINT PATENT RIGHTS, CV9202 SPECIFIC PATENT RIGHTS AND ASSIGNED PATENT RIGHTS	49
9.7	INFRINGEMENT AND THIRD PARTY LICENSES	51
9.8	PATENT TERM EXTENSION AND SUPPLEMENTARY PROTECTION CERTIFICATE	52
9.9	CREATE ACT	52

10.	CONFIDENTIALITY	52

10.1	OBLIGATION OF CONFIDENTIALITY	52
10.2	ADDITIONAL OBLIGATIONS	53
10.3	LIMITATIONS	53
10.4	MATERIALS	54
10.5	RETURN OF CONFIDENTIAL INFORMATION	54
10.6	SURVIVAL	55
10.7	PUBLIC ANNOUNCEMENTS	55
10.8	APPLICABLE LAWS	55
10.9	PUBLICATION	56

11.	WARRANTIES AND LIABILITIES	56

11.1	REPRESENTATIONS AND WARRANTIES OF EACH PARTY	56

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

11.2	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CUREVAC	56
11.3	DISCLAIMER	57
11.4	.LIMITATION OF LIABILITY	58

12.	INDEMNIFICATION	58

12.1	CUREVAC'S OBLIGATIONS TO INDEMNIFY	58
12.2	BI'S OBLIGATIONS TO INDEMNIFY	59
12.3	INDEMNIFICATION PROCEDURES	60

13.	TERM AND TERMINATION	61

13.1	EXPIRY	61
13.2	TERMINATION FOR CONVENIENCE	61
13.3	TERMINATION FOR MATERIAL BREACH	61
13.4	TERMINATION FOR CHALLENGE OF CUREVAC LICENSED PATENT RIGHTS	62

14.	CONSEQUENCES OF TERMINATION	62

14.1	REVERSION OF RIGHTS	62
14.2	SELL OFF	63
14.3	ACCRUED PAYMENT CLAIMS	63
14.4	ACCESS TO REGULATORY APPROVALS AND BIINTELLECTUAL PROPERTY	63
14.5	RE-ASSIGNMENT AND RE-TRANSFER OF CV9202 SPECIFIC PATENT RIGHTS AND ASSIGNED PATENT RIGHTS	64
14.6	TERMINATION FOR CAUSE BY BI.	64
14.7	WIND DOWN OR TRANSFER OF DEVELOPMENT WORK	64
14.8	SURVIVAL	65

15.	GENERAL PROVISIONS	65

15.1	ASSIGNMENT	65
15.2	CHANGE OF CONTROL OF CUREVAC	65
15.3	FORCE MAJE URE	66
15.4	NOTICES	66
15.5	GOVERNING LAW	67
15.6	DISPUTE RESOLUTION	67
15.7	SEVERABILITY	68
15.8	ENTIRE AGREEMENT AND AMENDMENTS	68
15.9	WAIVERS	69
15.10	COUNTERPARTS	69
15.11	INDEPENDENT CONTRACTORS	69
15.12	LANGUAGE	69
15.13	HEADINGS	69
15.14	THIRD PARTIES	69
15.15	COSTS	69

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

EXHIBITS

Exhibit 1.3	BI Background Intellectual Property

Exhibit 1.17	CureVac Background Intellectual Property

Exhibit 1.23	CV9202 Specific Patent Rights

Exhibit 1.34	Requirements with respect to Invoices

Exhibit 4.2	CV9202 Development Plan

Exhibit 4.3	CMC Development-related and Manufacturing-related Documentation

Exhibit 4.5A	Ongoing Clinical Trials as of the Effective Date

Exhibit 4.5B	Description of CureVac's License Agreements with the Ludwig Institute for Cancer Research, the University of Zurich and Geneart AG

Exhibit 6.1	Clinical Supply Agreement

Exhibit 6.2A	Terms and Conditions of a Phase III Clinical Supply Agreement between CureVac and BI

Exhibit 6.2B	Terms and Conditions of a Commercial Supply Agreement between • CureVac and BI

Exhibit 6.4A	Material Transfer and Feasibility Study Agreement

Exhibit 6.4B	Terms and Conditions of a License Agreement with respect to the BI pDNA Process

Exhibit 11.2	Disclosures Regarding Representations and Warranties of CureVac

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT

This Exclusive Collaboration and License Agreement ("Agreement") is entered into on August 21, 2014 ("Effective Date"),

BY AND BETWEEN

CureVac GmbH, a German limited liability company with offices at Paul-Ehrlich-Str. 15, 72076 Tubingen, Germany ("CureVac");

AND

Boehringer Ingelheim International GmbH, a German limited liability company with offices at Binger StraBe 173, 55216 Ingelheim am Rhein, Germany ("BI").

RECITALS

WHEREAS, CureVac is a biotechnology company that is a pioneer and technology leader in mRNA-based vaccination approaches and especially discovers, designs and develops first-in-class mRNA vaccines and immune-therapies for the treatment of oncological diseases with unmet medical need;

WHEREAS, BI is a research based pharmaceutical company which possesses expertise relating to the research, development, manufacture, marketing and sale of pharmaceutical products, and BI aims to enter into the immunotherapeutic treatment of oncological diseases;

WHEREAS, CureVac wishes to grant an exclusive license and an exclusive option to BI, and BI wishes to take, an exclusive license and an exclusive option under such intellectual property rights; and

WHEREAS, the Parties wish (i) to mutually collaborate to Develop and Manufacture (each as defined below) the Licensed Vaccines and Licensed Products (as defined below) in the Territory (as defined below), and (ii) for BI to Commercialize (as defined below) the Licensed Vaccines and Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following capitalized terms shall have the following meanings, whether used in the singular or plural:

1.1	"Affiliate" shall mean and include with respect to any Party, (i) any legal entity of which the securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power or fifty percent (50%) or more of the general partnership interest are, at the time such determination is being made, owned, controlled or held, directly or indirectly, by such Party, or (ii) any legal entity which, at the time such determination is being made, is controlling or under common control with, such Party, provided, however, that regarding CureVac, Affiliate shall not include Mr. Dietmar Hopp and dievini Hopp BioTech holding GmbH & Co. KG and/or any other companies controlled by Mr. Dietmar Hopp and/or dievini Hopp BioTech holding GmbH & Co. KG. As used in this definition, the term "control", whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting securities, by contract or otherwise.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.2	"Applicable Laws" shall mean all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, guidance documents, injunctions, awards, judgments, and permits as well as licenses of or from Regulatory Authorities relating to the development, use, manufacture, marketing or regulation of the subject item.

1.3	"BI Background Intellectual Property" shall mean Intellectual Property Controlled by BI or its Affiliates on the Effective Date and which is necessary or useful for the Manufacture, Development and Commercialization of the Licensed Vaccines and/or a Licensed Product (including an Afatinib Vaccine) in accordance with this Agreement, but excluding Intellectual Property related to the manufacture of plasmid DNA. The BI Background Intellectual Property includes the Intellectual Property listed in Exhibit 1.3 hereto.

1.4	"BI Collaboration Intellectual Property" shall mean the Collaboration Intellectual Property Controlled by BI including Bl's share in jointly owned Collaboration Intellectual Property.

1.5	"BI Intellectual Property" shall mean

(a)	BI Background Intellectual Property; and

(b)	BI Collaboration Intellectual Property.

1.6	“Biosimilar Product” shall mean a biological medicinal product that is equivalent to a biological medicinal product that has previously obtained regulatory approval and which has an active substance that is equivalent to the active substance of the biological reference medicinal product.

1.7	"Calendar Quarter(ly)" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.8	"Clinical Trials" shall mean all clinical trials to be conducted with respect to the Development of the Licensed Vaccines, including Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.9	"CMC Development" shall mean all research and development activities conducted in respect of the Manufacture of the Licensed Vaccines, including chemistry, manufacturing and control (CMC), test method development and stability testing, process development, manufacturing scale-up, qualification and validation, and any other activity necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining Regulatory Approvals to successfully Manufacture the Licensed Vaccines for use in the Field.

1.10	"Collaboration Intellectual Property" shall mean any Intellectual Property generated by or on behalf of either Party under this Agreement with the exception of Intellectual Property related to the BI pDNA Process and generated under a Related Agreement specific to such BI pDNA Process.

1.11	"Combination Product" shall mean a pharmaceutical formulation containing as its active ingredients both a Licensed Vaccine and one or more other therapeutically active ingredients, that is packaged and labeled for sale in the Territory.

1.12	"Commercialization" shall mean any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Product, including activities related to marketing, promoting, labelling, packaging, distributing, importing and exporting such Licensed Products, and interacting with Regulatory Authorities regarding any of the foregoing. For the avoidance of doubt, "Commercialization" shall not include the Manufacture of Licensed Vaccines. When used as a verb, to "Commercialize" and "Commercializing" shall mean to engage in Commercialization, and "Commercialized" has a correlative meaning.

1.13	"Commercially Reasonable Efforts" shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Development and Commercialization of Licensed Vaccines and Licensed Products by BI, such efforts shall be substantially equivalent to those efforts and resources commonly used by BI for pharmaceutical development candidates or products owned by it or to which it has rights, which development candidate or product is at a similar stage in its Development or product life and is of similar market potential taking into account all scientific, commercial and other factors that BI would take into account, including efficacy, safety, expected and actual cost and time to Develop, expected and actual profitability, approved labelling, the competitiveness of alternative products in the marketplace, the expected and actual market exclusivity (including patent and other proprietary position and regulatory exclusivity) of the Licensed Vaccines and Licensed Products, the expected and actual amounts of marketing and promotional expenditures and the likelihood of receipt of a Regulatory Approval given the Regulatory Authority involved.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.14	"Confidential Information" shall mean and include all Know How including Know How comprised in the CureVac Licensed Intellectual Property, and Know How comprised in the BI Intellectual Property, and all other proprietary information, Development Data and Materials, not in the public domain, relating to the Licensed Vaccines and Licensed Products, Afatinib, the Field, the indications, or the business, affairs, research and development activities, results of pre-clinical and clinical trials, national and multinational regulatory proceedings and affairs, finances, plans, contractual relationships and operations of the Parties. The terms and conditions of this Agreement shall be considered Confidential Information of both Parties.

1.15	"Co-Packaged Product" shall mean a single packaged product containing a Licensed Vaccine and one or more other therapeutically or prophylactically active products (including [*****]) as separate components in a co-packaged form, that is packaged and labeled for sale in the Territory.

1.16	"Control" or "Controlled" shall mean with respect to the subject item or right, the ability (whether by ownership or license, other than pursuant to this Agreement) by a Party to grant to the other Party access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party.

1.17	"CureVac Background Intellectual Property" shall mean Intellectual Property Controlled by CureVac or its Affiliates on the Effective Date and which is necessary or useful for the Non-clinical and Clinical Development and Commercialization of the Licensed Vaccines and Licensed Products in accordance with this Agreement. The CureVac Background Intellectual Property includes the Intellectual Property listed in Exhibit 1.17 hereto. CureVac Background Intellectual Property includes the CV9202 Specific Patent Rights until such CV9202 Specific Patent Rights are assigned and transferred to BI in accordance with Section 9.4 below. CureVac Background Intellectual Property will also include the antigen specific Intellectual Property, if any, to be licensed upon exercise of the Option in accordance with Section 3.3 below.

1.18	"CureVac Collaboration Intellectual Property" shall mean the Collaboration Intellectual Property Controlled by CureVac or its Affiliates including CureVac's share in jointly owned Collaboration Intellectual Property and where such Collaboration Intellectual Property is necessary or useful for the Non-clinical and Clinical Development and Commercialization of the Licensed Vaccines and Licensed Products in accordance with this Agreement.

1.19	"CureVac Licensed Intellectual Property" shall mean

(a)	CureVac Background Intellectual Property; and

(b)	CureVac Collaboration Intellectual Property.

1.20	"CureVac Licensed Patent Rights" shall mean the Patent Rights which form part of the CureVac Licensed Intellectual Property.

1.21	"CureVac Licensed Manufacturing Intellectual Property" shall mean the Intellectual Property including the Collaboration Intellectual Property including CureVac's share in jointly owned Collaboration Intellectual Property, in each case as Controlled by CureVac or its Affiliates on the date when BI takes over the CMC Development and Manufacturing of the Licensed Vaccines in accordance with Sections 6.3 or 6.5 below, if ever, and where such Intellectual Property is necessary or useful for the CMC Development and/or Manufacturing of the Licensed Vaccines and Licensed Products in accordance with this Agreement. The CureVac Licensed Manufacturing Intellectual Property as of the date when BI takes over the CMC Development and Manufacture will be listed at the respective time.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.22	"CV9202" shall mean CureVac's clinical product candidate which consists [*****].

1.23	"CV9202 Specific Patent Rights" shall mean the Patent Rights listed in Exhibit 1.23 hereto which will be assigned and transferred to BI under the conditions set forth in Section 9.4 below.

1.24	"Development" shall mean all research, non-clinical, and clinical testing and drug development activities conducted in respect of the Licensed Vaccines and Licensed Products, including those necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining Regulatory Approvals and to successfully Develop, Manufacture and Commercialize the Licensed Vaccines and Licensed Products for use in the Field. "Development" shall include chemistry, Manufacturing and control (CMC), test method development and stability testing, formulation development, delivery system development, non-clinical testing, mechanism studies, toxicology, pharmacokinetics, clinical studies, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, regulatory affairs activities, statistical analysis and report writing, submission of documents, market research, pharmacoeconomic studies, and epidemiological/real world data studies. Development shall mean both (a) Non-clinical and Clinical Development; and (b) CMC Development. "Develop" and "Developed" have a correlative meaning.

1.25	"Development Data" shall mean (i) reports of non-clinical studies and Clinical Trials, (ii) CMC Development data; and (iii) all other documentation containing or embodying any non-clinical or clinical data relating to the Licensed Vaccines and Licensed Products or the use of the Licensed Vaccines and Licensed Products in the Field, such data in each case (i) and (ii) required for the Development and Commercialization of the Licensed Vaccines and Licensed Products, including but not limited to, registration dossiers.

1.26	"Development Plan(s)" shall mean a plan to be mutually agreed between the Parties, as amended by the JSC from time to time, that describes the Development work to be carried out with respect to a Licensed Vaccine and/or Licensed Product, including the responsibilities of each Party, timelines and resource allocation.

1.27	"Field" shall mean all uses for cancer (including all infection induced tumor types) in humans, including the treatment, prevention, diagnosis and control of cancer.

1.28	"First Commercial Sale" shall mean, on a country-by-country basis, the first sale of each Licensed Product by or on behalf of BI, its Affiliates or Sublicensees to a Third Party customer in such country in exchange for cash or some equivalent to which financial value can be assigned after such Licensed Product has been granted all Regulatory Approvals by the applicable authorities of such country.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.29	"FTE" shall mean a full time equivalent person-year based upon a total of [*****] working hours per calendar year of scientific or technical work carried out by a duly qualified employee of CureVac on or directly related to the work to be conducted under the Agreement. Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of a FTE billable by CureVac for one (1) individual during a given accounting period shall be determined by dividing the number of hours worked by said individual on the work to be conducted under the Agreement during such accounting period and the number of FTE hours applicable for such accounting period based [*****] working hours per calendar year.

1.30	"FTE Rate(s)" shall mean, with respect to the following categories of CureVac employees:

(a)	Clinical: [*****];

(b)	Scientist: [*****];

(c)	Technician: [*****],

The FTE Rates include all internal overhead and costs of consumables (unless explicitly specified otherwise in the Development Plans). Excluded are consumable costs for immunomonitoring and exploratory biomarker work as specified in the Development Plans and the costs of Licensed Vaccines. If the consumer price index as published by the German Federal Statistical Office (Statistisches Bundesamt) changes by more than [*****] compared to the month of the Effective Date, the FTE Rates shall be adjusted accordingly with effect as of the month following such adjustment. The preceding sentence shall apply mutatis mutandis for subsequent changes of the consumer price index compared to the month of the last adjustment of the FTE Rates.

1.31	"Generic Competition" shall mean and shall be deemed to exist in a particular country in the Territory with respect to a particular Licensed Product in a given calendar quarter if in such country during such calendar quarter one or more Generic Products (other than a Generic Product sold by BI or its Affiliates or by a Sublicensee under a license granted by BI or its Affiliates) in the aggregate account for more than [*****] of the sum of (i) the aggregate unit sales of such Licensed Product sold by BI or its Affiliates or Sublicensees in such country, and (ii) the aggregate unit sales of the respective Generic Product in such country, as measured by IMS standard units sold based on data provided by IMS International or, if such data is not available, such other reliable data source as reasonably agreed upon by CureVac and BI. If no data is commercially available, then the Parties shall agree upon a methodology for estimating the percentage unit-based market share of Generic Products in such country.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.32	"Generic Product" shall mean, with respect to a particular Licensed Product in a particular country, (i) any pharmaceutical product (other than the Licensed Product) that contains the same active ingredient(s) in a comparable quality and quantity as such Licensed Product, irrespective of its pharmaceutical form, and is approved for the same indication as such Licensed Product, as applicable, under an Abbreviated New Drug Application or under 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act or any similar abbreviated route of approval in such country, or (ii) any biologic medicinal product (other than the Licensed Product) that is a Biosimilar Product of such Licensed Product, and is approved under a Biological Product Licensure application submitted by any person under 42 U.S.C. § 262(k) or any similar abbreviated route of approval in such country.

1.33	"Intellectual Property" shall mean any and all Know How (including copyright and other rights therein), Patent Rights and any trade secrets, trade dress, housemarks and trademarks.

1.34	"Invoice" shall mean an original invoice sent by CureVac to BI with respect to payment due hereunder containing the information and meeting the requirements as set forth in Exhibit 1.34. The Parties shall modify the Invoice requirements by written agreement in the event of a change in the Applicable Laws.

1.35	"Know How" shall mean all technical, scientific and other information, inventions, discoveries, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, expressed ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, Development Data, results, pre-clinical, clinical, safety, manufacturing and quality control data and information (including trial designs and protocols), registration dossiers and assay and biological methodology, in each case, solely to the extent confidential and proprietary and in written, electronic or any other form now known or hereafter developed. For the avoidance of doubt, Know How includes any such information comprised or embodied in the Materials, if any. For the further avoidance of doubt, any of the foregoing that, through no fault of either of the Parties hereto, its Affiliates or Sublicensees is published or otherwise falls within the public domain shall no longer be deemed Know How.

1.36	"Licensed Product(s)" shall mean a Licensed Vaccine packaged and labeled for sale in the Territory. Unless otherwise set forth herein, Licensed Products shall include Combination Products and Co-Packaged Products. For purposes of this Agreement, Licensed Products (i) being based on different Licensed Vaccines and/or (ii) being Commercialized under a different label and brand (and not only under a label extension of the original Licensed Product) shall be considered separate Licensed Products. For clarity, the Afatinib Vaccine, the Chemo-Radiation Vaccine and the Checkpoint Inhibitor Vaccine shall be considered one and the same Licensed Product, provided they are based on CV9202. Changes to the delivery system and/or formulation of a Licensed Vaccine and/or the addition of a new indication do not result in an additional Licensed Product unless such altered Licensed Product is Commercialized under a different label and brand (and not only under a label extension of the original Licensed Product).

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.37	"Licensed Vaccine(s)" shall mean any of the following vaccines: (i) CV9202; and (ii) the [*****] possible vaccines each consisting of [*****], in each case for use in the Field. Upon exercise of the option in accordance with Section 3.2 below, the definition of Licensed Vaccine(s) shall be expanded by the inclusion of (iii) the Option Vaccine. For the avoidance of doubt, subject only to the Option Vaccine, a vaccine comprising CV9202 plus one or more additional RNActive-encoded antigen components is not a Licensed Vaccine. For clarity, this Agreement applies to [*****] Licensed Vaccines including the one (1) Option Vaccine.

1.38	"Major Market Country" shall mean the [*****].

1.39	"Manufacture" shall mean all manufacturing operations (including bulk and formulation as well as fill and finish) for Licensed Vaccines, including all activities related to the synthesis, making, production, processing, purifying, formulating, filling, and finishing, of the Licensed Vaccine, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control. "Manufacturing" has a correlative meaning.

1.40	"Materials" shall mean any and all proprietary tangible materials (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical materials), including reagents, research tools and compositions of matter. For the avoidance of doubt, Material shall include CV9202.

1.41	"Net Sales" shall mean the gross amount of sales of Licensed Products invoiced by BI, its Affiliates or Sublicensees to Third Parties, less:

(a)	sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments or billing errors, rejected goods, damaged or defective goods, recalls, returns;

(b)	rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Licensed Product to Third Parties;

(c)	adjustments arising from consumer discount programs or other similar programs;

(d)	non-collectable receivables related to such Licensed Product;

(e)	customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes); and

(f)	charges for packing, freight, shipping and insurance (to the extent that BI, its Affiliates or Sublicensees bear such cost).

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with generally accepted accounting principles or more specifically, the principles of the German commercial code (Handelsgesetzbuch) on a basis consistent with Bl's audited consolidated financial statements. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to the Licensed Products and other products of BI and its Affiliates and Sublicensees such that the Licensed Product does not bear a disproportionate portion of such deductions.

For sake of clarity and avoidance of doubt, sales by BI, its Affiliates or Sublicensees of a Licensed Product to any Third Party which distributes products directly to customers in countries where BI has no Affiliate or Sublicensee (e.g., a permitted recognized agent or a third party distributor) shall be considered sales to a Third Party.

Supply of Licensed Products other than for cash shall be substituted to price on bona fide arm's length sales; whereas the price shall be the average price of such Licensed Product sold for cash during the period based on quantity of drug substance sold.

Any Licensed Product used for promotional or advertising purposes or used for clinical trials or other research purposes shall not be included in Net Sales. Donations for charity reasons shall also not be Net Sales.

1.42	"Non-clinical and Clinical Development" shall mean any Development other than CMC Development.

1.43	"Party" or "Parties" shall mean BI or CureVac, or BI and CureVac, as the context admits.

1.44	"Patent Right" shall mean any and all (i) issued patents, patent applications, and future patents issued from any such patent applications; (ii) future patents issued from a patent application filed in any country worldwide which claims priority from a patent or patent application of (i); and (iii) reissues, confirmations, renewals, extensions, counterparts, divisions, continuations, continuations-in-part, supplemental protection certificates or utility models based on any patent or patent application of (i) or (ii).

1.45	"Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.46	"Phase I Clinical Trial" shall mean a study of a Licensed Vaccine in human subjects principally for determining initial tolerance, immunogenicity, safety and/or pharmacokinetic information in single dose, single ascending dose, multiple dose and/or multiple ascending dose regimens.

1.47	"Phase I/II Clinical Trial" shall mean a study of a Licensed Vaccine in human subjects which meets the objectives of both a Phase I Clinical Trial and a Phase II Clinical Trial.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.48	"Phase II Clinical Trial" shall mean a study of a Licensed Vaccine in human subjects principally to determine initial clinical efficacy, immunogenicity, and dose range finding before embarking on Phase III Clinical Trials, including any Phase II Clinical Trial which is part of a Phase I/II Clinical Trial or a Phase I through Phase III seamless design Clinical Trial.

1.49	"Phase II/III Clinical Trial" shall mean a study of a Licensed Vaccine in human subjects which meets the objectives of both a Phase II Clinical Trial and a Phase III Clinical Trial.

1.50	"Phase III Clinical Trial" shall mean a pivotal study of a Licensed Vaccine in human subjects with a defined dose or a set of defined doses of a Licensed Vaccine principally for the purpose of preparing and submitting applications for Regulatory Approval to the competent Regulatory Authorities in a country of the world, including any Phase III Clinical Trial which is part of a Phase II/III Clinical Trial or a Phase I through Phase III seamless design Clinical Trial.

1.51	"Related Agreements" shall mean and include all present and future clinical and commercial supply agreements, feasibility agreements, development agreements and license agreements related to the Licensed Vaccines and/or the BI pDNA Process and concluded between the Parties, including the Clinical Supply Agreement, or concluded between CureVac and BI Bio.

1.52	"Regulatory Approvals" shall mean and include all licenses, permits, authorizations and approvals of, and all registrations, filings and other notifications to, any Regulatory Authority within the Territory, including the United States Food and Drug Administration (FDA), the Japanese Pharmaceuticals and Medical Devices Agency (PMDA), and the European Medicines Agency (EMA), necessary or appropriate for the Development and Commercialization of the Licensed Vaccines and Licensed Products within the Field and in a particular country or region of the Territory.

1.53	"Regulatory Authorities" shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country in the Territory involved in the reviewing, granting or revoking of Regulatory Approvals.

1.54	"RNActive" shall mean CureVac's technology with respect to mRNA encoding an antigenic protein that is expressible in human cells as well as the same mRNA formed as a complex with protamine.

1.55	"Sublicensee" shall mean any Third Party licensee (aside from Bl's Affiliates and any Third Party contractors used by BI in the Non-clinical and Clinical Development and Commercialization of the applicable Licensed Vaccine and/or Licensed Product on Bl's behalf) which obtains rights to the CureVac Licensed Intellectual Property, regardless of whether such license is granted by BI, its Affiliates or any Sublicensee.

1.56	"Target Product Profile (TPP)" shall mean the comprehensive description of the properties which each of the Licensed Vaccines and Licensed Products is intended to have at approval. For each Licensed Vaccine more than one TPP may be defined (e.g., the Afatinib Vaccine and the Chemo-Radiation Vaccine). The Target Product Profile defines the objectives for the Development and creates the basis for the respective Development Plan.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

1.57	"Taxes" shall mean all present and future taxes, import deposits assessments, and other governmental charges and any related penalties and interest not attributable to the fault or delay of BI.

1.58	"Territory" shall mean the entire world.

1.59	"Third Party" shall mean any Person aside from BI and its Affiliates and/or CureVac and its Affiliates.

1.60	"Valid Claim" shall mean with respect to a particular country, and in each case to the extent contained within (i) a Patent Right which forms part of the CureVac Background Intellectual Property or (ii) a CV9202 Specific Patent Right

(a)	any claim of an issued and unexpired patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is un-appealed or un-appealable within the time allowed for appeal; and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; or

(b)	a claim of a pending patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided, however, that once the priority date or earliest filing date to which the pending patent application that comprises such claim refers is more than [*****] old, such claim shall not constitute a Valid Claim for purposes of this Agreement anymore unless and until a patent issues with such claim.

The word "including" or any variation thereof means "including without limitation" or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

Each of the following definitions is set forth in the Section of this Agreement indicated below:

DEFINITION	SECTION
[*****] Process	6.3.1
Additional Cure Period	13.3
Afatinib Vaccine	4.2.3
Agreement	Preamble

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

DEFINITION	SECTION
Alleged Breaching Party	13.3
Assigned Patent Rights	9.5.3
BI	Preamble
BI Bio	6.4
BI Claim	12.1
BI Losses	12.1
BI Party	12.1
BI pDNA Process	6.4
Breaching Party	13.3
Change of Control	15.2
Checkpoint Inhibitor Vaccine	7.3.1
Chemo-Radiation Vaccine	4.2.3
Claim	12.3.1
Clinical Supply Agreement	6.1
Commercial Facility	6.3.1
Competing Product	4.4
Continuation	7.3.2
CureVac	Preamble
CureVac Claim	12.2
CureVac Losses	12.2
CureVac DMF	4.3
CureVac Party	12.2
CV9202 Development Plan	4.2.1
Data Package	2.3
Disclosing Party	10.1
Dispute Resolution Panel	13.3
DIS Rules	15.6.2
Effective Date	Preamble
Expert Panel	8.6
Initiation	7.3.2
Joint Collaboration Intellectual Property	9.2.2
Joint Invention(s)	9.2.2
Joint Patent Right(s)	9.2.2
Joint Project Team	8.7
Joint Steering Committee	8.1
JSC	8.1
LICR	4.2.5
LICR Collaboration Agreement	4.2.5
Non-Breaching Party	13.3
Option Period	3.1
Option Vaccine	3.1
Permitted Third Party CMO	6.3.2
Receiving Party	10.1
Royalty Term	7.8.3
Third Party Licensor	9.7.1

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

2.	GRANT AND SCOPE OF LICENSE.

2.1	License to Develop and Commercialize Licensed Vaccines and Licensed Products. CureVac hereby grants to BI as of the Effective Date and for the term of this Agreement, and BI hereby accepts, the exclusive license to the CureVac Licensed Intellectual Property for the Non-clinical and Clinical Development, and the Commercialization of Licensed Vaccines and Licensed Products for use in the Field and in the Territory, in accordance with the terms and conditions, and subject to the limitations of this Agreement. Furthermore, BI is entitled to manufacture Licensed Products (but not to Manufacture Licensed Vaccines, subject only to Sections 6.3, 6.5 and 6.6 below). The license shall include the right for the research, development, manufacture, use and commercialization of any diagnostic tools and delivery systems (including formulations required for such delivery systems) required or useful for the Non-clinical and Clinical Development and Commercialization of the Licensed Vaccines and Licensed Products, provided, however, that (i) as of the Effective Date the CureVac Licensed Intellectual Property, except for the Patent Rights identified by the patent family identifier [*****], does not contain any Intellectual Property specific to delivery systems, (ii) CureVac is not obligated to grant rights to BI under Intellectual Property specific to delivery systems and in-licensed by CureVac from Third Parties, and (iii) CureVac gives no representation or warranty that such research, development, manufacture use or commercialization may be possible or successful. The license is exclusive (even as to CureVac), except to the extent set forth in Exhibit 11.2. For example, the rights granted under this Section 2.1 (a) include a non-exclusive sublicense under the Patent Rights identified by the patent family identifiers as [*****] in Exhibit 1.17; (b) include an extension of CureVac's rights to BI, its Affiliates, subcontractors and permitted Sublicensees as "Direct Collaboration Partner" or "Indirect Collaboration Partner" under the Patent Rights identified by the patent family identifiers [*****] in Exhibit 1.17 and licensed to CureVac by Geneart AG, and (c) the Patent Rights identified by the patent family identifiers [*****] in Exhibit 1.17 are subject to a non¬exclusive license granted to BioNTech AG, as applicable; the terms and conditions being disclosed to BI and listed in Exhibit 11.2 hereto, and all the rights and licenses listed in (a) to (b) above are subject to the respective head license agreement as set forth in Exhibit 11.2. Furthermore, the licenses are subject to CureVac's right to perform its obligations hereunder.

2.2	Right to Sublicense.

2.2.1	BI shall be entitled to sublicense its rights under Section 2.1 above to any of its Affiliates. Furthermore, BI is entitled to (i) engage Third Party contractors to Non-clinically and Clinically Develop and Commercialize the Licensed Vaccines and Licensed Products on BI's behalf and (ii) to authorize wholesalers and other distributors to Commercialize the Licensed Vaccines and the Licensed Products. Any other sublicenses to Third Parties require CureVac's prior written consent. CureVac will not unreasonably withhold or delay its consent with respect to sub licenses for the Commercialization of the Licensed Vaccines and Licensed Products after receipt of Regulatory Approval on a country-by-country basis.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

2.2.2	Any right to sublicense to a Sublicensee is subject to the respective sublicense agreement containing terms and conditions that are not inconsistent with those contained in this Agreement, and shall include provisions regarding CureVac's back licenses, CureVac's rights to Collaboration Intellectual Property, confidentiality, indemnification, audit, record¬keeping and termination for CureVac's protection that are consistent with those provided herein. BI shall remain liable to CureVac for all obligations under this Agreement, including payment to CureVac of any amounts due on account of sales or other disposition of Licensed Products by Sublicensees. BI shall notify CureVac in writing of any sublicensing agreement (except intra company sublicensing agreements with Bl's Affiliates and any agreements with CMOs, CROs, distributors and wholesalers) within [*****] after its execution. Upon request, BI shall provide to CureVac a copy of such sublicensing agreement (except intra company sublicensing agreements with Bl's Affiliates and any agreements with CMOs, CROs, distributors and wholesalers), provided that the agreement may be redacted to the extent not necessary for CureVac to understand the scope of such sublicense and determine if BI is in compliance with this Section 2.2.2. All information provided by BI to CureVac under this Section 2.2.2 will be deemed to be Confidential Information of BI and will be subject to the terms of Article 10 hereof.

2.3	Technology Data Package Transfer. In furtherance of the rights and licenses granted by CureVac to BI under this Agreement, during the first [*****] after the Effective Date CureVac shall furnish to BI within [*****] of Bl’s prior request, a data package that shall include all details of the CureVac Licensed Intellectual Property which are required for the Non-clinical and Clinical Development by BI of the Licensed Vaccines ("Data Package"). For clarity and subject to Sections 6.3 and 6.5 below, while CureVac will remain the holder of the CureVac DMF and BI has no right under this Agreement to modify or amend the CureVac DMF or to file the same with any authority, such Data Package shall include all CMC-related documents to the extent such documents are existing and Controlled by CureVac and which are needed for regulatory purposes, in particular the most recent, entire drug master file for CV9202. For the avoidance of doubt, failure by BI to request the Data Package shall not constitute a waiver of any of Bl’s rights under this Agreement. BI shall not use any of the Data Package furnished by CureVac under this Section 2.3 for any purpose whatsoever, except as authorized in this Agreement or any Related Agreement. In the event BI reasonably believes that the Data Package furnished by CureVac under this Section 2.3 is incomplete, within [*****] of receipt of the Data Package, BI shall provide written notice thereof to CureVac, and CureVac shall furnish such missing data concerning such Data Package within [*****] after receipt of BI's written notice hereunder. As part of the Non-clinical and Clinical Development Support to be provided by CureVac under Section 4.1 below, CureVac shall answer all reasonable questions received from BI regarding such transferred Data Package as soon as reasonably possible after receipt.

2.4	Documents and Declarations. CureVac shall execute all documents, give all declarations regarding the licenses granted hereunder and reasonably cooperate with BI to the extent such documents, declarations and/or cooperation are required for the recording or registration of the licenses granted hereunder at the various patent offices in the Territory for the benefit of BI. BI shall reimburse CureVac for its reasonable external out-of-pocket costs associated therewith. ‘

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

2.5	No Additional Rights. Nothing in this Agreement shall be deemed or implied to be, and the Parties disclaim all implied rights to, the grant by either Party to the other Party of any right, title or interest in any product, Intellectual Property, any formulation technology, operating procedures, marketing materials or strategies, intangibles, material or proprietary rights except as are expressly set forth in this Agreement.

2.6	Trademarks, Etc. For the avoidance of doubt, BI, its Affiliates and its permitted Sublicensees shall be solely responsible for selecting and shall retain all ownership and control over all designs, trade dress and trademarks, and Bl's, its Affiliates' and its permitted Sublicensees' use with respect to the Licensed Products, and subject only to Section 14.4, CureVac shall have no rights whatsoever to the use thereof.

3.	EXCLUSIVE OPTION

3.1	Option. As of the Effective Date and in consideration for the option fee as set forth in Section 7.2, CureVac hereby grants to BI, and BI hereby accepts, an exclusive option for a maximum term of ten (10) years after the Effective Date ("Option Period") to obtain one additional exclusive license, for no additional fee, to use the CureVac Licensed Intellectual Property with regard to one additional vaccine that consists of [*****] for use in the Field ("Option Vaccine"). For clarity, in order to protect Bl's exclusive option, during the Option Period CureVac shall not grant any license to any Third Party for [*****].

3.2	Exercise of the Option. BI may exercise the option under Section 3.1 once by way of written notice to CureVac during the Option Period. In such notice, BI shall propose to CureVac a [*****] and CureVac shall only be entitled to withhold its consent to such [*****] if - at the time BI exercises the option and proposes a [*****] - neither CureVac nor BI Controls the rights required to include the proposed [*****] in the Option Vaccine. Upon written agreement on the identity of such [*****] the exercise of such option shall become effective for the Option Vaccine in respect of such agreed [*****], and the option rights under this Article 3 shall terminate.

3.3	Extension of CureVac Licensed Intellectual Property. In the event CureVac Controls any additional Intellectual Property which is specific to [*****] selected by BI (e.g., Patent Rights protecting the composition of matter or use of such antigen) and is not licensed under Section 2.1, it shall inform BI hereof and upon exercise of the Option the CureVac Background Intellectual Property shall also include such specific additional Intellectual Property, provided, that BI reimburses CureVac for all past and future payments towards Third Parties, if any, solely to the extent such payments are required for the use of such additional Intellectual Property for the Non-clinical and Clinical Development and Commercialization of the Option Vaccine.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

4.	DEVELOPMENT OF LICENSED VACCINES.

4.1	Non-clinical and Clinical Development Support.

4.1.1	BI and CureVac will collaborate on the Development of the Licensed Vaccines, and CureVac will provide certain activities to progress the Non-clinical and Clinical Development of the Licensed Vaccines. Such activities shall include the wind down in an orderly fashion of all already ongoing Phase I Clinical Trials set forth in Exhibit 4.5A as sponsor of such study, and CureVac shall provide electronic copies of all Development Data, in particular all safety, efficacy and immunomonitoring data, of such Clinical Trials to BL Furthermore, CureVac will provide certain activities to ensure, inter alia, a smooth transition of the Non-clinical and Clinical Development of the Licensed Vaccines to BL The scope of the activities to be performed by CureVac, the number of Cure Vac's FTEs to perform such activities, and the budget estimations to perform such activities (including CureVac’s out of pocket expenses) are set out in the respective Development Plans for the Licensed Vaccines. In addition to the FTE Rates, BI shall compensate any out of pocket expenses incurred by CureVac in accordance with the Development Plans. CureVac shall be required to make the FTEs set forth in the Development Plans available, and BI shall fully compensate such agreed FTE resources during the agreed time period and at the FTE Rates. The FTE resource commitments shall be binding on both Parties on a [*****] rolling basis. The compensation is to be paid by BI to CureVac on a Calendar Quarterly basis. Payment shall be made in arrears and within [*****] upon receipt of an Invoice detailing with supportive documentation, the FTE costs and out of pocket expenses applicable to CureVac’s efforts for such applicable Calendar Quarter period, such information to include the work packages of the Development Plans worked on, the number and type of FTE assigned to each work package and the out of pocket expenses. Notwithstanding the foregoing, CRO costs incurred by CureVac after the Effective Date in connection with the Phase I Clinical Trials listed in Exhibit 4.5A shall be invoiced separately by CureVac upon CureVac’s receipt of such CRO's invoice, and irrespective of whether such payments are made in advance or in arrears, such Invoice to be due and payable within [*****] upon receipt of such Invoice by BI, provided that if BI reimburses CureVac for advance payments made by CureVac to CROs, CureVac shall provide the final actual cost per invoiced period and a true up of actual cost compared to advance payment (planned cost) to BL If the advance payment(s) turn out to be higher than the actual cost incurred by CureVac, CureVac shall reimburse the respective amount of the advance payment to BL

4.1.2	As long as CureVac provides Non-clinical and Clinical Development support under Section 4.1.1 above, CureVac shall maintain complete and accurate books and records regarding the FTEs and all out of pocket expenses (including CRO costs) invoiced to BI, as necessary to allow the accurate calculation of payments due hereunder. CureVac shall retain these records for [*****] after the end of the calendar year to which they pertain. Once per calendar year, and no more than once for the records as to any given calendar year, BI shall have the right to engage an independent accounting firm reasonably acceptable to CureVac, at BI’s expense, which shall have the right to examine in confidence the relevant CureVac records as may be reasonably necessary to determine and/or verify the amount of payments due hereunder. In the event there was an over-payment by BI hereunder, CureVac shall promptly (but in no event later than [*****] after CureVac’s receipt of the independent auditor’s report) make payment to BI of any overpayment amounts. In the event that there was an under-payment by BI hereunder, BI shall promptly (but in no event later than [*****] after BI’s receipt of the independent auditor’s report) pay CureVac the underpayment amount. In the event any payment by BI shall prove to have been incorrect by more than five percent (5%) to BI’s detriment for the entire period audited, CureVac will pay the reasonable fees and costs of BI’s independent auditor for conducting such audit.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

4.2	Diligence.

4.2.1	Subject to the terms of this Agreement, BI shall use its Commercially Reasonable Efforts to progress the Non-clinical and Clinical Development of the Licensed Vaccines and Licensed Products in accordance with the respective Development Plans, including the Development Plan attached hereto as Exhibit 4.2 and as modified and amended by the JSC from time to time in accordance with Section 8 below ("CV9202 Development Plan") and to Commercialize the Licensed Products in the Territory, provided, however that Development activities listed in the CV9202 Development Plan under the heading "Life Cycle Management" shall be at Bl’s sole discretion. Notwithstanding the foregoing, after First Commercial Sale of the first Licensed Product in a Major Market Country the JSC shall discuss and decide whether such Licensed Product will be Developed in a second and/or third indication. If the JSC decides to Develop such Licensed Product in a second and/or third indication, the Parties shall amend the respective Development Plan and Bl’s diligence obligations will be increased so that BI shall use its Commercially Reasonable Efforts to also progress the Non-clinical and Clinical Development of such second and/or third indication. The Development Plans are to set forth, inter alia, (a) the Development work (including CMC Development) to be performed by BI and by CureVac under and during the term of this Agreement; (b) the activities to be performed by CureVac to support the Non-clinical and Clinical Development as further specified in Section 4.1 above; (c) the Clinical Trials to be performed for each clinical phase, including (i) the Clinical Trials to be performed for the Afatinib Vaccine; and (ii) the Clinical Trials to be performed for the Chemo-Radiation Vaccine; and (d) the time estimated for each Clinical Trial.

4.2.2	In the event BI exercises its option under Article 3 above, BI shall promptly prepare a Development Plan for the Option Vaccine, such Development Plan to meet the criteria set forth under Section 4.2.1 above, coordinate such Development Plan for approval within the JSC, and use its Commercially Reasonable Efforts to progress the Non-clinical and Clinical Development of the Option Vaccine and any Licensed Product containing such Option Vaccine in accordance with the Development Plan, and to Commercialize such Licensed Product in the Territory. For the avoidance of doubt, the diligence obligations under Section 4.2.4 below shall also apply to the Option Vaccine in the event BI exercises such option.

4.2.3	BI shall initiate the clinical development with CV9202 of:

(a)	[*****]; and

(b)	[*****],

and not terminate or halt the Non-clinical and Clinical Development unless there are substantial and reasonable technical, safety, efficacy and/or regulatory reasons for doing so, and details of such technical safety, efficacy and/or regulatory have been notified to CureVac in writing through the JSC.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

4.2.4	The diligence obligations set forth above include the following specific activities: BI shall

(a)	use its Commercially Reasonable Efforts, subsequent to the respective positive Phase I and Phase II Clinical Trials referenced in Section 4.2.3 above, to initiate Phase III Clinical Trials regarding the Licensed Vaccines;

(b)	conduct all Non-clinical and Clinical Development activities in a timely manner and allocate such Development budgets as are reasonable and adequate to progress the Non-clinical and Clinical Development of Licensed Vaccines hereunder;

(c)	when appropriate based on satisfactory data obtained during the Non-clinical and Clinical Development, use its Commercially Reasonable Efforts to secure all required Regulatory Approvals in the Major Market Countries following completion of all appropriate Clinical Trials; and

(d)	use its Commercially Reasonable Efforts to make the First Commercial Sale of the Licensed Products in each Major Market Country following the issuance of the Regulatory Approvals as well as pricing and reimbursement approvals (if any).

For the avoidance of doubt, the specific diligence obligations under (a) to (d) shall not apply outside of the Major Market Countries.

4.2.5	The Parties agree that Bl will assume all of CureVac’s rights and obligations (Vertragsubernahme) under the collaboration agreement between CureVac, the Cancer Research Institute and the Ludwig Institute for Cancer Research (the Cancer Research Institute and the Ludwig Institute for Cancer Research collectively "LICR") entered into as of October 21, 2013 ("LICR Collaboration Agreement"), and CureVac shall use Commercially Reasonable Efforts to procure LICR’s consent thereto. BI will use Commercially Reasonable Efforts and collaborate with LICR to [*****], provided, however, that BI is not obliged to (a) [*****]; or (b) perform studies with a commercially available [*****]. For purposes of this Agreement, any data and information generated by the LICR in such combination trials and not in the public domain shall be considered Confidential Information of BI. BI will grant and hereby grants to CureVac a non-exclusive license to any such Confidential Information generated by the LICR and Controlled by BI with respect to the [*****] for CureVac to use such Confidential Information in support and promotion of its RNActive technology for any purposes other than the Licensed Vaccines, provided, however, that (i) CureVac shall disclose such Confidential Information to a Third Party solely under an appropriate confidentiality agreement with such Third Party and (ii) prior to such disclosure to a Third Party CureVac shall send to BI the Confidential Information CureVac wishes to disclose and CureVac agrees to withhold disclosure of same for the time necessary to permit BI to obtain optimum patent protections such time period not to exceed [*****] except as required for coordination of such patent protection with Bl’s collaboration partners other than CureVac. CureVac shall comply with Bl's request to withhold disclosure for the time necessary to permit BI to obtain optimum patent protection. In the event CureVac is, despite its Commercially Reasonable Efforts, unable to transfer its rights and obligations regarding the Licensed Vaccines under the LICR Collaboration Agreement to BI, CureVac will exercise the LICR Collaboration Agreement with respect to the Licensed Vaccines upon the direction of BI and BI shall refund any payments to be made to LICR and any costs incurred by CureVac under the collaboration with LICR with respect to the Licensed Vaccines to CureVac.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

4.2.6	Subject to Section 6.3 below, CureVac shall use its Commercially Reasonable Efforts to progress the CMC Development of the Licensed Vaccines in accordance with the respective Development Plans for the Licensed Products. In particular, CureVac shall conduct all CMC Development activities in a timely manner and allocate such budgets as are reasonable and adequate to progress the CMC Development of Licensed Vaccines at CureVac hereunder in accordance with the Development Plans. Upon CureVac's request, BI shall use its Commercially Reasonable Efforts to support CureVac in the CMC Development by providing any information and/or documentation required by CureVac for the CMC Development.

4.3	Regulatory Matters. With the exception of the drug master file (or equivalent) for Licensed Vaccines and Licensed Products ("CureVac DMF") and all Manufacturing permits and authorizations necessary for the Manufacture of the Licensed Vaccines, BI shall be solely responsible for all regulatory matters including the filing for approvals to the Licensed Vaccines and Licensed Products in the Field. BI shall own, directly or through an Affiliate, all Regulatory Approvals. With the exception only of matters which require prompt attendance, CureVac shall have the right and the obligation to review and comment on all regulatory filings inasmuch as they relate to the Licensed Vaccines and Licensed Products, and BI will take such comments into reasonable consideration. Furthermore, BI will provide copies of all regulatory approvals and material correspondence with Regulatory Authorities in the Major Market Countries relating to the Clinical Trials with respect to Licensed Vaccines and Licensed Products to CureVac, and will reasonably consider a request by CureVac to participate in a meeting with Regulatory Authorities. Notwithstanding the foregoing, CureVac shall have the right and the obligation to participate in a meeting with Regulatory Authorities if and to the extent such meeting relates to the CMC Development. For the avoidance of doubt, BI will have final say on all regulatory matters of the Licensed Vaccines, and the dispute resolution process laid down in Sections 8.5 and 8.6 of this Agreement does not apply. CureVac shall use Commercially Reasonable Efforts to support BI on all regulatory matters with respect to the Non-clinical and Clinical Development and Commercialization of the Licensed Vaccines and Licensed Products and shall maintain all permits and authorizations necessary for the Manufacture of the Licensed Vaccines, including the CureVac DMF. CureVac shall use Commercially Reasonable Efforts to generate and provide to BI (i) CMC Development-related and Manufacturing-related documentation, data and reports, including those listed in Exhibit 4.3, and (ii) CMC Development-related technical and other assistance, in each case (i) and (ii) as reasonably required for obtaining Regulatory Approvals and for required interactions with Regulatory Authorities regarding the Licensed Vaccines, including scientific advices. In addition to the obligations under Section 10 below, BI shall ensure that such CMC Development- and/or Manufacturing-related documentation, data and reports are not circulated within Bl’s and Bl’s Affiliates’ organizations except as required for the purposes mentioned in the foregoing sentence. Each Party shall designate one or more individual(s) to facilitate the provision of the documentation, materials, data and reports as described in this Section 4.3. To the extent required by a Party, a BI Affiliate or a CureVac Affiliate to achieve or maintain regulatory clinical trial and/or marketing application approvals or to comply with any related requests from regulatory authorities related to the Licensed Vaccines, or, if so required by CureVac or by a CureVac Affiliate, to any RNA based product owned or in-licensed by CureVac or its Affiliate, the Parties shall authorize and hereby authorize each other or their respective Affiliate (but not licensees of the other Party) to cross reference to the sections of the IND/regulatory dossiers of the clinical trials related to vaccines or RNA based products Controlled by the other Party or its Affiliate and to any other relevant regulatory filings and any other relevant documentation Controlled by the other Party or its Affiliate. The Parties shall inform each other in writing prior to any such cross-referencing. BI shall consider in good faith any request by CureVac to authorize a future licensee of CureVac to cross-reference to the sections of the IND/regulatory dossiers of the Clinical Trials related to Licensed Vaccine or Licensed Product.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

4.4	Competing Products. In the event BI, any of its Affiliates or any of its Sublicensees outside the scope of this Agreement commences clinical trials or commercialization of any mRNA-based, protamine-complexed vaccine targeting any of the indications for which BI is Developing the Licensed Vaccines or Commercializing the Licensed Products ("Competing Product"), and irrespective of whether BI used the CureVac Licensed Intellectual Property to develop such Competing Product, CureVac shall be entitled to terminate the exclusivity of the licenses under Section 2.1 above, so that BI shall retain non-exclusive licenses under Section 2.1, but the remaining provisions of this Agreement remain in full force and effect; and BI shall grant to CureVac a non-exclusive license, including the right to grant sublicenses in multiple tiers, to use any of the BI Collaboration Intellectual Property (other than [*****] BI Background Intellectual Property) for the Development, Manufacture and Commercialization of the Licensed Vaccines.

4.5	Development and Commercialization Costs. As of the Effective Date and unless otherwise agreed, BI will bear (i) any and all costs regarding the Non-clinical and Clinical Development in accordance with the Development Plans, and Commercialization of the Licensed Vaccines and Licensed Products in the Field and in the Territory, (ii) any ongoing costs related to running Clinical Trials with respect to the Licensed Vaccines, as specified in Exhibit 4.5A, and (iii) the costs of future combination trials under the LICR Collaboration Agreement. Notwithstanding the foregoing, any payment obligations arising from the existing license agreements between CureVac and (i) [*****], (ii) the [*****] and (iii) [*****] as such license agreements are further specified in Exhibit 4.5B hereto, shall be solely borne by CureVac. Subject to Section 8.5 (fourth sentence) below, any costs incurred by CureVac in relation to CMC Development in accordance with the Development Plans will be solely borne by CureVac.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

5.	REPORTING OBLIGATIONS.

5.1	Regulatory Reporting. BI shall be responsible for filing all reports required to be filed in order to maintain any Regulatory Approvals granted for Licensed Vaccines and Licensed Products in the Territory.

5.2	Sales Projections. Commencing on the first December 1 following the date of the First Commercial Sale in the Territory, BI shall provide CureVac on or before December 1 in each calendar year with a confidential, non-binding sales forecast for the upcoming calendar year of the estimated aggregate (i) worldwide sales of Licensed Products and (ii) sales of Licensed Products in each Major Market Country. Subject to its diligence obligations hereunder, BI shall be solely responsible for all aspects of the commercialization and sale of Licensed Products.

5.3	Pharmacovigilance. The Parties shall have in place and will maintain until the expiration (or earlier termination) of this Agreement (or, as applicable, until the obligations intended to survive termination of this Agreement have been fulfilled) systems, procedures, training programs and documentation needed to perform and comply with their pharmacovigilance regulatory obligations, and each Party shall promptly inform the other Party of any safety issues that may arise and that need to be reported under Applicable Laws. Each Party will ensure that it complies with all Applicable Laws regarding the Licensed Vaccine and Licensed Product relating to risk management, drug safety and pharmacovigilance. The Parties shall negotiate in good faith and conclude, on or before [*****] a pharmacovigilance agreement.

6.	MANUFACTURE AND SUPPLY.

6.1	Clinical Supply. All Licensed Vaccines required for use by BI in accordance with this Agreement for the Non-clinical and Clinical Development of the Licensed Vaccines up to and including Phase II Clinical Trials shall be Manufactured by CureVac in accordance with Applicable Laws and the terms and conditions of the Clinical Supply Agreement attached hereto as Exhibit 6.1 ("Clinical Supply Agreement").

6.2	Phase III Clinical Supply and Commercial Supply. CureVac shall have the right and the obligation to Manufacture Licensed Vaccines for use in Phase III Clinical Trials and for the Commercialization of Licensed Products under this Agreement, the right and the obligation to Manufacture being subject to the right of CureVac to

(a)	waive its right and obligation to Manufacture all Licensed Vaccines for use in Phase III Clinical Trials and for the Commercialization of the Licensed Products by notifying BI of such waiver in writing on or before [*****] and, if CureVac has not provided such notice,

(b)	waive its right and obligation to Manufacture all Licensed Vaccines for the Commercialization of the Licensed Products by notifying BI of such waiver in writing on or before [*****]; provided, however, that if CureVac does not notify BI in writing on or before [*****] that CureVac will not waive its right and obligation to Manufacture all Licensed Vaccines for the Commercialization of the Licensed Products, BI shall have the right to request by written notice to CureVac that CureVac (i) authorizes a BI Affiliate located in Austria or Germany, such Affiliate to be designated by BI in said written notice, to conduct non-GMP production of CV9202 in lab scale experiments (on "process-science" level only), provided, that CureVac shall have the right to observe and consult on such lab scale experiments, and (ii) provide access to such BI Affiliate to the following data and information and such additional data and information as may be agreed to by the JSC, in each case to the extent necessary or useful for such activities and Controlled by CureVac (such data and information shall be considered Confidential Information of CureVac):

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o	Protocols for [*****];

o	Information on [*****]; and

o	Protocols for [*****]

in each case (i) and (ii) to enable BI to prepare for a potential future GMP Manufacturing of Licensed Vaccines by a BI Affiliate or a Permitted Third Party CMO (as defined in Section 6.3.2 below). In the event CureVac does not provide notice of waiver as set forth under (a) and (b) above and achieves all milestone events set forth under Section 6.3.1(b) below, BI shall return or destroy, as instructed by CureVac, all Confidential Information of CureVac set forth above and any materials and results generated in the course of the lab scale experiments and confirm such return or destruction in writing to CureVac, save that BI may retain copies of such results and of CureVac’s Confidential Information as set forth in Section 10.5 below.

Before [*****] the Parties shall negotiate in good faith commercially reasonable terms and conditions of an amendment to the Clinical Supply Agreement and conclude such amendment in order to cover Phase III Clinical Trial supply in accordance with the terms and conditions of the binding term sheet attached as Exhibit 6.2A hereto, unless CureVac is providing notice of waiver as set forth in (a) above before or during such negotiations. If CureVac has not provided the notice of waiver as set forth in (a) above within the prescribed time, before [*****] the Parties shall negotiate in good faith commercially reasonable terms and conditions of a commercial supply agreement and conclude such commercial supply agreement in accordance with the terms and conditions of the binding term sheet attached as Exhibit 6.2B hereto, unless CureVac has provided notice of waiver as set forth in (b) above before or during such negotiations. The Parties will negotiate in good faith any amendment to the commercial supply agreement which either Party requests and which may be necessary or useful to adapt the agreement to potential changes in the Development Plan or to the Licensed Vaccine after [*****]. In order to reach a common understanding about the methods of cost allocation for the Licensed Vaccine cost calculation for the Phase III Clinical Trial supply and for the commercial supply as well as in order to be able to audit such costs, BI and CureVac shall agree upon the calculation method and the content of the calculation in good faith. On or before [*****] CureVac shall describe its current methods of cost allocation for product cost calculation, such description to detail the following elements:

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o	cost center structure and costs booked to these cost centers

o	method of allocation for cost centers

o	calculation of hourly rates for personnel

o	calculation of hourly rates for plants

o	differentiation of idle capacity

o	overhead calculation method

o	definition of standard price for negotiation

6.3	Manufacturing by BI.

6.3.1	If CureVac

(a)	provides notice of waiver as set forth in Section 6.2 (a) or (b) above within the prescribed time to BI;

(b)	fails to achieve any one of the following milestone events

(i)	CureVac provides the results of the ongoing feasibility study concerning the (x) upscaling of the current [*****] Manufacturing process (such upscaled Manufacturing process being defined as the "[*****] Process"); (y) the reconstruction of CureVac’s existing pilot plant to implement the [*****] Process at said pilot plant; and (z) the construction of a commercial facility for, inter alia, the Manufacturing of Licensed Vaccines for the Commercialization of the Licensed Products ("Commercial Facility"), such results (including an evaluation of at least one (1) of the CV9202 plasmid DNAs if such material has been provided to CureVac under the Material Transfer and Feasibility Study Agreement (Exhibit 6.4A) below on or before [*****], provided, however, that the outcome of the evaluation of the CV9202 plasmid DNAs shall not determine the achievement of this milestone) of the feasibility study to be provided to BI on or before [*****] or any later point in time agreed by the JSC, and the JSC confirms that the results of the ongoing feasibility study with respect to (x), (y) and (z) demonstrates that it meets the objectives set by the JSC prior to completion of the feasibility study and consequently supports CureVac’s ability to Manufacture for Phase III Clinical Trial supply and commercial supply for purposes of this Agreement;

(ii)	the comparability concept of the [*****] Process to the existing [*****] Manufacturing process at CureVac’s pilot plant has been discussed and clarified with the EMA and the FDA on or before [*****] or any later point in time if so delayed by the JSC or such delay is caused by BI internal processes;

(iii)	the EMA and the FDA accept the comparability of the [*****] Process to the existing [*****] Manufacturing process at CureVac’s pilot plant on or before [*****] or any later point in time if so delayed by the JSC or such delay is caused by BI internal processes; and

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(iv)	CureVac makes a final decision to build a Commercial Facility and notifies BI of such decision on or before [*****]; or

(c)	is in material breach of its obligations - if any - to Manufacture and supply Licensed Vaccines in accordance with a Related Agreement, has been notified by BI of such material breach and does not cure such material breach within the time periods set forth in the respective Related Agreement,

BI shall be entitled to Manufacture Licensed Vaccines, and CureVac shall grant and hereby grants to BI and BI accepts a non-exclusive, royalty-free and perpetual, non-transferable license (with the right to grant sub-licenses solely to Affiliates located in [*****], provided such Affiliate enters into a direct agreement with CureVac containing a direct extension of rights in-licensed by CureVac from Geneart with respect to the Manufacture of Licensed Vaccines and confidentiality obligations corresponding to the ones set forth in Sections 4.3 and 10 below, under CureVac's then existing CureVac Licensed Manufacturing Intellectual Property for the CMC Development and the Manufacturing of Licensed Vaccines and Licensed Products solely for use by BI under the license granted in Section 2.1, provided that any sub-license or extensions of rights granted to BI shall be subject to the terms and conditions of any then existing head¬license agreements. Any dispute concerning the achievement of one of the milestone events set forth above shall be resolved in accordance with the provisions of Sections 8.5 and 8.6 below.

6.3.2	BI shall have the right to engage a Third Party contract manufacturer located [*****] ("Permitted Third Party CMO") to Manufacture Licensed Vaccines by providing written notice of such intent and the identity of the contract manufacturer to CureVac, provided that

(a)	CureVac shall be permitted to veto the engagement of such contract manufacturer if (i) CureVac has reasonable grounds to believe that such contract manufacturer will not (x) protect CureVac’s Confidential Information including CureVac's proprietary Materials in accordance with the standards set forth in Sections 4.3 and 10 or (y) be able to Manufacture the Licensed Vaccines in accordance with Applicable Laws, and (ii) CureVac provides to BI written documentation supporting such reasonable grounds to BI within [*****] of receipt by CureVac of Bl’s written notice identifying the contract manufacturer;

(b)	BI ensures that the Permitted Third Party CMO meets all obligations of BI under this Section 6, including the obligation set forth in Section 6.3.3 below, and BI makes available a copy of the agreement (redacted to exclude only information on compensation of the Permitted Third Party CMO) with the Permitted Third Party CMO to CureVac; and

(c)	the Third Party contract manufacturer enters into a direct agreement with CureVac containing a direct extension of rights from Geneart with respect to the Manufacture of the Licensed Vaccines, confidentiality obligations and Material transfer obligations corresponding to the ones set forth in Sections 4.3 and 10.

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6.3.3	Any improvements generated by or on behalf of BI to any CureVac Licensed Manufacturing Intellectual Property will be assigned and transferred, and are hereby assigned and transferred to CureVac (and CureVac will accept and hereby accepts such assignment and transfer) and licensed back to BI, on a non-exclusive, cost-free and perpetual basis, with the right to (a) grant sub-licenses to Affiliates and (b) enable the Permitted Third Party CMO to make use of such improvements; and any other Intellectual Property generated by BI with respect to the Manufacturing of the Licensed Vaccine, except for such Intellectual Property related to the BI pDNA Process and generated under a Related Agreement specific to such pDNA Process, will be licensed, and is hereby licensed to CureVac on a non-exclusive, cost-free and perpetual basis, with the right to sublicense, for any purpose other than the Commercialization of the Licensed Products during the term of this Agreement.

6.3.4	Furthermore, (a) each Party shall be released from its respective obligations to enter into any agreement contemplated by Sections 6.2 and 6.4 of this Agreement; (b) upon Bl’s written request, BI shall be released from any obligation under the Related Agreements to purchase Licensed Vaccines from CureVac except for such deliveries listed in a Related Agreement’s Delivery Schedule which have already become binding on the date of Bl’s written request; and (c) BI shall have the right to request from CureVac by written notice the transfer of CureVac's CMC Development activities and the Manufacturing technology required for the Manufacture of Licensed Vaccines solely to the entity which will be Manufacturing the Licensed Vaccine under the licenses granted under Section 6.3.1, i.e., to BI, to a BI Affiliate or to the Permitted Third Party CMO. Upon receipt of such written notice by CureVac, CureVac shall, use Commercially Reasonable Efforts to (aa) transfer all data and information to the extent necessary or useful for such activities and Controlled by CureVac (such data and information shall be considered Confidential Information of CureVac) and (bb) provide all support, in each case (aa) and (bb) as reasonably required for BI, the BI Affiliate or the Permitted Third Party CMO, as applicable, to take over the CMC Development activities and the Manufacturing of the Licensed Vaccines. The transfer of such data and information and the support under (aa) and (bb) shall be at no cost to BI, with the exception only of travel costs and travel time, if and to the extent the transfer or support is to be provided at any place outside of Europe. -

6.3.5	In consideration for CureVac's significant past investments and established Manufacturing Intellectual Property, technology and processes, BI shall pay to CureVac a one-off technology transfer fee in the amount of [*****] solely when and if the following conditions are met: (a) the Manufacturing by BI was triggered by the events as set forth in Section 6.3.1 (a); 6.3.1 (b)(i); or Section 6.3.1 (b)(iv); (b) BI makes the First Commercial Sale of a Licensed Product in the USA; and (c) at the time of such First Commercial Sale BI, a BI Affiliate or a Permitted Third Party CMO has Manufactured Licensed Vaccines and CureVac is not Manufacturing Licensed Vaccines or is Manufacturing Licensed Vaccines only as a second source supplier of BI under a separate supply agreement with BI. Such payment shall be due and payable within [*****] after receipt of a respective Invoice.

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6.4	Plasmid DNA as Precursor for Licensed Vaccines. The Parties aspire that CureVac will manufacture plasmid DNA needed as a precursor for the Manufacture of Licensed Vaccines for Phase III Clinical Trials and commercial supply and potentially also for other RNA based products owned or in-licensed by CureVac in accordance with a manufacturing process to be developed by Bl’s Affiliate Boehringer Ingelheim Biopharmaceuticals GmbH ("BI Bio") and transferred to CureVac ("BI pDNA Process"). To this end, CureVac will provide all necessary materials (e.g., plasmid DNA samples) as well as information and a BI Affiliate will conduct a feasibility study in accordance with the Material Transfer and Feasibility Study Agreement (Exhibit 6.4A). As soon as possible after both Parties have generated all data necessary for assessing whether the quality of the BI pDNA Process (i.e., the analytical results are within the specifications agreed between the Parties at the start of the pDNA feasibility study) meets CureVac's requirements and the plasmid DNA manufactured in accordance with the BI pDNA Process meets the requirements agreed between the Parties, including requirements for RNA based products other than Licensed Vaccines, the Parties shall discuss such data in the Joint Project Team, and the Joint Project Team will provide a recommendation to the JSC. If the JSC decides that the BI pDNA Process and the plasmid DNA manufactured in accordance with the BI pDNA Process meet the requirements set forth in the foregoing sentence, CureVac shall and BI shall ensure that BI Bio will negotiate in good faith commercially reasonable terms and conditions of a license agreement concerning the BI pDNA Process, such terms and conditions to (i) be in accordance with the terms and conditions of the binding term sheet attached hereto as Exhibit 6.4B and (ii) insofar as Exhibit 6.4B does not provide otherwise, substantially correspond to the terms and conditions of the license agreement between CureVac and its plasmid DNA development partner on the Effective Date. In order to ensure the availability of plasmid DNA as a precursor for the manufacture of Licensed Vaccines in case the JSC decides that the quality of the BI pDNA Process and/or the plasmid DNA manufactured in accordance with the BI pDNA Process does not meet the requirements agreed between the Parties or CureVac and BI Bio do not reach agreement on a BI pDNA Process license agreement, CureVac shall and BI shall ensure that BI Bio will negotiate in good faith commercially reasonable terms and conditions of and conclude on or before [*****] either

(a)	a license agreement concerning a manufacturing process to be developed by BI Bio and transferred to CureVac for the manufacture of plasmid DNA that will be used as precursor solely for the manufacture of Licensed Vaccines; or

(b)	a supply agreement under which BI Bio would supply plasmid DNA to CureVac, such plasmid DNA to be used solely as precursor for the manufacture of Licensed Vaccines.

If the Parties, despite good faith efforts, do not conclude one of the plasmid DNA-related agreements set forth above by [*****] the Parties shall agree on involving a Third Party in the manufacturing of plasmid DNA needed as a precursor for the Manufacture of Licensed Vaccines.

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6.5	Manufacturing by BI After Expiry of the Agreement. Upon expiry of the Agreement in all countries and for all Licensed Products, and if CureVac was still Manufacturing the Licensed Vaccines under this Agreement at the time of expiry, CureVac will reasonably consider to continue supplying BI at terms and conditions corresponding to the ones applicable before the expiry of the Agreement, subject only to reasonable price adjustment to reflect any changes in raw material and labor costs, and the Parties shall conduct good faith negotiations for CureVac to continue supplying Licensed Vaccines. In the event the Parties cannot agree in such good faith negotiations, BI shall have the right to request from CureVac, by written notice prior to expiry of this Agreement, the grant to BI of a non-exclusive, royalty-free and perpetual license under CureVac’s then existing CureVac Licensed Manufacturing Intellectual Property for the CMC Development and the Manufacturing of Licensed Vaccines and Licensed Products, with the right to grant sub-licenses to Affiliates and to engage Permitted Third Party CMOs, for use by BI under the retained license of Section 13.1. Upon receipt of such written notice by CureVac, CureVac shall use Commercially Reasonable Efforts to (i) transfer all data and information to the extent necessary or useful for such activities and Controlled by CureVac (such data and information to be considered Confidential Information of CureVac), and (ii) provide all support, in each case (i) and (ii) as reasonably required for BI, the BI Affiliate or the Permitted Third Party CMO to take over the Manufacturing of the Licensed Vaccines, such license and transfer being subject to the additional limitations set forth in the last paragraph of Section 6.3.1 and Sections 6.3.2 and 6.3.3 applied by analogy. The transfer of such data and information and the support under (i) and (ii) shall be at no cost to BI, with the exception only of travel costs and travel time, if and to the extent the transfer or support is to be provided at any place outside of Europe. In consideration for CureVac's significant past investments and established Manufacturing Know How, technology and processes, BI shall pay to CureVac a one-off technology transfer fee in the amount of Five Million Euros (€ 5,000,000) to become due and payable within [*****] of the later of the first commercial sale by BI, a BI Affiliate or a Sublicensee of a Licensed Vaccine Manufactured by BI, a BI Affiliate or a Permitted Third Party CMO and the receipt by BI of an Invoice from CureVac.

6.6	Fill and Finish. For Licensed Vaccines used for Commercialization by BI under this Agreement, CureVac and BI shall discuss in good faith the filling and finishing of CureVac Licensed Vaccines by either CureVac, BI, a BI Affiliate or a Third Party contract manufacturer with respect to the costs and quality of such filling and finishing. In case of quality issues at CureVac or if the Parties cannot reach agreement on prices for the filling and finishing of CureVac Licensed Vaccines, CureVac shall grant to BI a non-exclusive, royalty-free license, with the right to grant sub-licenses to Affiliates and to engage a Third Party contract manufacturer, under the CureVac Licensed Manufacturing Intellectual Property solely to the extent required for filling and finishing Licensed Vaccines intended for such Commercialization purposes.

6.7	CureVac's License to Manufacture. For the term during which CureVac Manufactures the Licensed Vaccines under this Agreement and the Clinical Supply Agreement and the Related Agreements to be concluded in accordance with Section 6.2, BI shall grant and hereby grants to CureVac a non-exclusive license to any Intellectual Property Controlled by BI and its Affiliates (including any BI Collaboration Intellectual Property but excluding any Intellectual Property related to the BI pDNA Process and generated under a Related Agreement specific to such pDNA Process) solely to the extent required for CureVac to Manufacture the Licensed Vaccines.

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7.	CONSIDERATION.

7.1	Upfront Payment. In consideration for the exclusive licenses granted hereunder, BI shall pay to CureVac a non-refundable and non-creditable fee in the amount of Thirty Million Euros (€ 30,000,000) within thirty (30) days after Bl’s receipt of an Invoice of the respective amount from CureVac; provided that such amount shall not become payable until such time as BI has received a duly signed original of the Agreement from CureVac.

7.2	Option Fee. In consideration for the exclusive option granted hereunder, BI shall pay to CureVac a non-refundable and non-creditable option fee in the amount of Five Million Euros (€ 5,000,000) within thirty (30) days after Bl’s receipt of an Invoice of the respective amount from CureVac; provided that such amount shall not become payable until such time as BI has received a duly signed original of the Agreement from CureVac.

7.3	Development and Regulatory Milestone Payments. In addition to the payments under Sections 7.1 and 7.2, in further consideration for the exclusive licenses granted hereunder, and subject to the terms and conditions set forth in this Agreement, BI shall make the following Development and regulatory milestone payments to CureVac:

7.3.1	Development and Regulatory Milestone Payments for the First Indication (on the Effective Date expected to be Lung Cancer):

(a)	[*****]

(b)	[*****]

(c)	[*****]

(d)	[*****]

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(e)	For regulatory milestones see table below:

[*****]

Provided, however, that if BI suspends the Development of the Afatinib Vaccine and/or the Chemo-Radiation Vaccine and replaces such TPP by another TPP (e.g., the combination of a Licensed Vaccine with a checkpoint inhibitor and/or a co-stimulatory molecule, a "Checkpoint Inhibitor Vaccine"), the applicable above milestone payments under (a) to (e) shall be payable for the other TPP replacing the Afatinib Vaccine and/or the Chemo-Radiation Vaccine. For the avoidance of doubt, milestone payments already paid for the Development of a TPP prior to suspension shall not be payable for the other TPP replacing the Afatinib Vaccine and/or the Chemo-Radiation Vaccine.

7.3.2	Development and Regulatory Milestone Payments for the Second and Third Indications:

In the event a Licensed Vaccine or Licensed Product is Developed in a second or third indication (e.g., head and neck cancer and/or cervical cancer) BI shall make the following Development and regulatory milestone payments for the first Licensed Vaccine reaching the respective milestones in the second indication and for the first Licensed Vaccine reaching the respective milestones in the third indication:

(a)	[*****]

(b)	[*****]

(c)	For regulatory milestones for the second and third indications see below:

[*****]

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EXECUTION VERSION

"Initiation" of a Clinical Trial for purposes of this Article 7 shall mean dosing of the first patient in such Clinical Trial; and "continuation" shall mean the final decision of a BI steering committee (International Development Committee, the International Medical Committee or an equivalent body of BI) to continue a Phase I/II Clinical Trial, a Phase II/III Clinical Trial or a Phase I through Phase III seamless design Clinical Trial. The competent steering committee shall use Commercially Reasonable Efforts to make such final decision in a timely manner and to inform CureVac on the achievement of milestones.

If any one of the milestone events under Section 7.3.1 and 7.3.2 is not required for the Development of a Licensed Vaccine or Licensed Product, such milestone payment shall become payable upon achieving the respective milestone event following the milestone event which was not required, i.e., upon the achievement of such following milestone event two milestone payments become payable hereunder. For clarity, the achievement of an Afatinib Vaccine-related milestone event does not trigger payment of a Chemo-Radiation- related milestone payment, and the achievement of a Chemo-Radiation-related milestone event does not trigger payment of an Afatinib Vaccine-related milestone payment. Further, the achievement of a regulatory milestone event for a certain territory (e.g., the EU) does not trigger payment of a regulatory milestone payment for a different territory (e.g., the USA). Each Development and regulatory milestone payment under Section 7.3.1 and Section 7.3.2 for each indication set forth above is payable only upon first achievement of such milestone for the first Licensed Vaccine or Licensed Product, and no further payments are due for repeated achievements of such milestones for such indication. For purposes of clarity, the maximum aggregate amount payable by BI pursuant to this Section 7.3 is [*****].

7.4	Sales Milestone Payments.

In addition to the upfront and milestone payments specified in Sections 7.1 to 7.3 above, in further consideration for the exclusive licenses granted by CureVac to BI hereunder; and subject to the terms and conditions set forth in this Agreement, BI shall make the following one-off, sales based milestone payments:

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(a)	If aggregated annual worldwide Net Sales exceed for the first time [*****]:

[*****]

(b)	if aggregated annual worldwide Net Sales exceed for the first time [*****]:

[*****];

(c)	if aggregated annual worldwide Net Sales exceed for the first time [*****]:

[*****]; and

(d)	if aggregated annual worldwide Net Sales exceed for the first time [*****]:

[*****].

For purposes of clarity, the maximum aggregate amount payable by BI pursuant to this Section 7.4 is [*****].

7.5	Obligation to Inform. BI shall inform CureVac on the occurrence of a milestone event under Sections 7.3 and 7.4 as soon as possible but in any event within [*****] after the occurrence thereof.

7.6	Milestone Payment Terms. Each milestone payment shall be due and payable within [*****] after the receipt of the respective Invoice by BI. Notwithstanding the foregoing, each sales milestone payment shall be paid together with the royalty payments of the Calendar Quarter during which the respective milestone has been achieved.

7.7	Non-Refundable Payments. All payments to be made by BI to CureVac under Sections 7.1 to 7.4 hereof are non-refundable upon expiry or termination of this Agreement for any reason. None of the payments to be made by BI to CureVac under Sections 7.1 to 7.4 may be credited against any of Bl's royalty obligations under Section 7.8 hereof.

7.8       Royalties.

7.8.1	Royalty Rates. As further consideration for the rights and licenses granted by CureVac to BI under this Agreement, BI shall pay or cause payment of royalties to CureVac in an amount equal to [*****] of Net Sales of the Licensed Products.

7.8.2	Royalty Calculation. The royalties shall be calculated on the basis of Net Sales, which shall be calculated on a Licensed Product-by-Licensed Product and country-by-country basis from First Commercial Sale until the expiration of the applicable Royalty Term.

7.8.3	Royalty Term. Bl's obligation to pay royalties shall begin, on a country-by-country basis, with the First Commercial Sale, and expire, on a country-by-country and Licensed Product- by-Licensed Product basis, upon the later of (i) expiry of the last to expire Valid Claim in such country; (ii) expiry of regulatory exclusivity for the respective Licensed Product in such country, provided, however, that no Generic Competition exists for such Licensed Product in such country or BI does not enforce existing regulatory exclusivity to enjoin Generic Competition despite preponderant chances of success of such action; or (iii) twelve (12) years from the date of First Commercial Sale of the respective Licensed Product (each a "Royalty Term"), provided, however, with respect to any country other than the Major Market Countries the Royalty Term shall expire on a Licensed Product-by-Licensed Product basis in such country at the latest fifteen (15) years from the date of First Commercial Sale of the respective Licensed Product in any country other than the Major Market Countries.

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7.8.4	Third Party Royalties Offset. In the event that BI, after consultation with CureVac, reasonably determines that, in order to have freedom to operate in practicing the CureVac Licensed Intellectual Property in accordance with this Agreement in any country, BI is required to make royalty payments to one or more Third Party Licensors to obtain a license under their Patent Rights, then royalties due to CureVac for the respective Licensed Product in the respective country under this Section 7.8 shall be reduced by [*****] of the amount of such Third Party Licensor payments. Notwithstanding the foregoing, such reductions shall in no event reduce the royalty payable for such Licensed Product to less than [*****] of Net Sales in such country. For clarity, the provisions of this Section 7.8.4 shall not apply with respect to the license agreements referred to in Exhibit 4.5B.

7.8.5	Countries without Patent Protection; Generic Competition. In countries (a) where (i) sales of Licensed Product do not or no longer fall under any Valid Claim and (ii) regulatory exclusivity for the Licensed Product has expired, or (b) where the Licensed Product is experiencing Generic Competition (except where (x) BI has the primary right in accordance with Section 9.6.2 of this Agreement to bring a patent infringement action to enjoin such Generic Competition and, despite preponderant chances of success of such infringement action, notifies CureVac that BI will not take action or bring suit to prosecute such infringement; or (y) BI does not enforce existing regulatory exclusivity to enjoin such Generic Competition despite preponderant chances of success of such action), royalties set forth above shall be reduced by [*****]. Should BI obtain evidence that any of the above requirements for such royalty reduction were met during a Calendar Quarter after BI has completed preparing its Net Sales report for such Calendar Quarter, BI shall be entitled to a credit, to be applied by BI against subsequent royalty payments, in the amount by which royalties would have been reduced had due account been taken of such royalty reduction when preparing such Net Sales report. If royalties are subject to the reductions under both Section 7.8.4 and 7.8.5, the reduction under Section 7.8.4 shall be applied before the reduction under Section 7.8.5.

7.8.6	Blended Royalties. With respect to a potential step down in royalty rates to account for the expiry of certain Patent Rights, the Parties acknowledge and agree that the CureVac Licensed Intellectual Property licensed under this Agreement may justify royalty rates and/or royalty terms of differing amounts for sales of Licensed Products in the Territory, which rates could be applied separately to Licensed Products involving the exercise of CureVac Licensed Patent Rights in the Territory and/or the incorporation of Know How comprised in the CureVac Licensed Intellectual Property, and that if such royalties were calculated separately, royalties relating to the CureVac Licensed Patent Rights in the Territory and royalties relating to the Know How comprised in the CureVac Licensed Intellectual Property would last for different terms. For practicality reasons the Parties have agreed on a blended royalty rate. For clarity, this Section 7.8.6 (i) solely explains the rationale behind the royalty rates agreed on by the Parties and (ii) does not modify any of the other provisions of this Agreement.

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7.8.7	No Multiple Royalties. No multiple royalties shall be payable because a Licensed Product, its manufacture, use or sale is or shall be covered by (i) more than one Valid Claim and/or (ii) more than one patent under the Patent Rights which form part of the CureVac Background Intellectual Property and/or the CV9202 Specific Patent Rights.

7.8.8	Net Sales Adjustments Related to Combination Products and Co-Packaged Products. In the event a Licensed Product is sold as a Combination Product or Co-Packaged Product, Net Sales of the Combination Product or Co-Packaged Product will be calculated, on a country-by-country basis, as follows:

If the Licensed Product and the other product are also sold separately in the applicable country, Net Sales of the Licensed Product portion of Combination Products and Co-Packaged Products will be calculated by multiplying the total Net Sales of the Combination Product or Co-Packaged Product by the fraction A/(A+B), where A is the average gross selling price in the applicable country of the Licensed Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in the applicable country of all other therapeutically or prophylactically active ingredients or products in the Combination Product or Co-Packaged Product sold separately in the same formulation and dosage, during the applicable Calendar Quarter.

If the Licensed Product is sold separately, but the average gross selling price of the other product(s) cannot be determined, Net Sales of the Combination Product or the Co-Packaged Product shall be equal to the Net Sales of the Combination Product or Co-Packaged Product multiplied by the fraction A/C wherein A is the average gross selling price of the Licensed Product and C is the average gross selling price of the Combination Product or Co-Packaged Product.

If the other product(s) is/are sold separately, but the average gross selling price of the Licensed Product cannot be determined, Net Sales of the Combination Product and/or Co-Packaged Product shall be equal to the Net Sales of the Combination Product and/or Co-Packaged Product multiplied by the following formula: one (1) minus B/C wherein B is the average gross selling price of the other product(s) and C is the average gross selling price of the Combination Product and/or Co-Packaged Product.

If the average gross selling price of neither the Licensed Product nor the other product(s) can be determined, Net Sales of the Combination Product or Co-Packaged Product shall be equal to Net Sales of the Combination Product or Co-Packaged Product multiplied by a mutually agreed percentage.

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EXECUTION VERSION

The average gross selling price for such other product(s) contained in the Combination Product or Co-Packaged Product shall be calculated for each calendar year by dividing the sales amount by the units of such other product(s), as published by IMS or another mutually agreed independent source. In the initial calendar year during which a Combination Product or Co-Packaged Product is sold, forecasted average gross selling prices shall be used for royalty calculation purposes. Any over or under payment due to a difference between forecasted and actual average gross selling prices shall be paid or credited in the second royalty payment of the following calendar year. In the following calendar year the average gross selling price of the previous year shall apply from the second royalty payment on.

7.8.9	Royalty Payments. Within [*****] after the end of each Calendar Quarter in which any Net Sales occur, BI shall calculate the royalty payments owed to CureVac and shall remit to CureVac the amount owed to CureVac. All royalty payments shall be computed by converting the Net Sales in each country in the Territory into the currency of Euros, using the monthly exchange rates as customarily used by BI in its regular accounting system (momentarily average rates published by the European Central Bank in Frankfurt/Main, Germany).

7.8.10	Reports. Each royalty payment shall be accompanied by a written report describing the Net Sales of each Licensed Product sold by or on behalf of BI, its Affiliates and Sublicensees during the applicable Calendar Quarter for each country in which sales of any Licensed Product occurred, specifying: the gross sales (if available) and Net Sales in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to Euros; and the royalties payable in Euros.

7.8.11	Records. BI, its Affiliates and/or its Sublicensees shall keep and maintain records of sales of the Licensed Product(s) so that the royalties payable and the royalty reports may be verified. Such records shall be open to inspection during business hours for a [*****] period after the Calendar Quarter to which such records relate, but in any event not more than once per calendar year, by a nationally recognized independent certified public accountant selected by CureVac to whom BI has no reasonable objections and retained at CureVac’s expense. Said accountant shall sign a confidentiality agreement prepared by BI and reasonably acceptable to CureVac and shall then have the right to examine the records kept pursuant to this Agreement and report to CureVac the findings (but not the underlying data) of said examination of records as necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. CureVac shall ensure that a copy of any report provided to CureVac by the accountant is given concurrently to BI. If said examination of records reveals any underpayment(s) of the royalty payable, then BI shall promptly pay the balance due to CureVac, and if the underpayment(s) is/are more than 5%, then BI shall also bear the expenses of said accountant. If said examination of records reveals any overpayment(s) of royalty payable, then CureVac shall credit the amount overpaid against Bl's future royalty payment(s).

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

7.9       Payment Terms.

7.9.1	All payments by BI to CureVac shall be made by wire transfer payment, and shall be remitted to the following bank account:

[*****]

Invoices shall be sent to BI at the following address: Boehringer Ingelheim International GmbH [*****]

Quote the BI in-house contact person in a corresponding reference field or anywhere on the invoice/credit note outside of the address field:

Contact: [*****]

7.9.2	Payments not paid within five (5) days after the due date under this Agreement shall bear interest at an annual rate of three percent (3%) above the three-month-LIBOR rate of the respective currency for the time period in which such amount is outstanding, as disclosed from time to time by the European Central Bank which applied on the due date. Calculation of interest will be made for the exact number of days in the interest period based on a year of 360 days (actual/360) by BI.

7.10	Taxes.

7.10.1	All payments under or in connection with this Agreement shall be inclusive of any income taxes and each Party shall be responsible for its own income taxes assessed by a tax or other authority except as otherwise set forth in this Agreement.

7.10.2	If applicable laws require withholding of BI of any taxes imposed upon CureVac on account of any royalties and payments, paid under this Agreement, such taxes shall be deducted by BI as required by law from such remittable royalty and payment and shall be paid by BI to the proper tax authorities. Official receipts of payment of any withholding tax shall be secured and sent to CureVac as evidence of such payment. The Parties shall exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any relevant tax treaty, and BI shall forward any refund payments to CureVac without undue delay, provided, however, in the event BI transferred its domicile outside of Germany, BI shall bear the risk and compensate CureVac for such withholding tax not being partly or fully refunded, and if CureVac transfers its domicile outside of Germany, CureVac shall bear the risk of such withholding tax not being partly or fully refunded.

7.10.3	All payments due to the terms of this Agreement are expressed to be exclusive of value added tax (VAT) or similar indirect taxes (e.g., Goods and Service tax). VAT/indirect taxes shall be added to the payments due to the terms if legally applicable.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

8.	JOINT STEERING COMMITTEE AND JOINT PROJECT TEAM.

8.1	Formation of the JSC. The Parties shall form a Joint Steering Committee (the "Joint Steering Committee" or "JSC"), which shall monitor the Development of the Licensed Vaccines as described in more detail in Section 8.3 below. Each Party shall be equally represented on the Joint Steering Committee with an equal number of participants. The Joint Steering Committee shall be comprised of at least six (6) professionally and technically qualified representatives, three (3) from each Party. The Joint Steering Committee shall meet for the first time within six (6) weeks after the Effective Date and thereafter at least once a Calendar Quarter, with additional meetings to be held as the Parties deem necessary or in case a situation occurs in which a decision by the JSC is required, within [*****] after written request for such meeting by either Party. BI shall designate the chairperson of the JSC. The meeting place shall alternate between the offices of BI in [*****] and the offices of CureVac in [*****] or as otherwise decided by the JSC. JSC meetings may be conducted in person, by telephone or videoconference as agreed between the Parties, provided, however, that at least twice a year the JSC meeting shall be held in person. Each Party shall provide the other Party with written notice of its representatives for the JSC within [*****] after the Effective Date of this Agreement and, thereafter, immediately upon replacement, provided, however, that the Parties shall use Commercially Reasonable Efforts to ensure continuity on the JSC. Each Party may invite guests to the meetings, in order to discuss special technical or commercial topics relevant to the applicable agenda, provided, however, such guests are bound by confidentiality obligations corresponding to Sections 4.3 and 10. Prior to each meeting of the JSC each Party will make available to the other Party written copies of Development Data regarding the Development and other information relating to its respective activities and timelines. Furthermore, the Parties shall inform each other in writing at least [*****] prior to each JSC meeting of any event which could result in a material deviation from the activities and timelines set forth in the Development Plans.

8.2	Decision Making in the JSC. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever at least one representative appointed by each Party is present. The representatives from each Party may give proxy to the other representatives from such Party. The representatives from each Party will collectively have one vote in decisions of the JSC, with decisions of the JSC made by unanimous vote at a meeting at which a quorum exists.

8.3	Responsibilities of the JSC. The Parties shall be jointly responsible for directing the activities of the JSC, which activities shall include but not be limited to

(a)	the review, validation, material modification, update and amendment of the Development Plans;

(b)	the monitoring of the Development activities under the Development Plans;

(c)	the exchange of Development Data and other technical information;

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

(d)	the resolution of any disputes within the Joint Project Team; and

(e)	the coordination of patents and other intellectual property rights applications regarding Joint Inventions.

For the avoidance of doubt, the JSC is not permitted to change any terms of this Agreement.

8.4	Minutes. The JSC shall keep accurate and complete minutes of its meetings. The chairperson for each meeting shall be responsible for taking such minutes and distributing them to CureVac for its review and comment within two (2) weeks after the date of each meeting, and within one (1) week after the receipt thereof, CureVac shall remit such minutes back to the chairperson with its comments, if any. The Parties shall in good faith attempt as quickly as is reasonably possible to resolve any disputes as to the content of such minutes so as to have a final agreed version as quickly as is reasonably possible.

8.5	Decision Making Authority. All decisions of the JSC shall be made in good faith in the best interest of this Agreement and the Parties shall use their Commercially Reasonable Efforts to take decisions unanimously. In the event that the JSC is unable to agree on any matter after good faith attempts to resolve such disagreement in a commercially reasonable fashion, then either Party may refer the disagreement to a personal face-to-face meeting between the board member representing RD&M or his/her nominated designee of BI and the CEO or CCO of CureVac, and each Party shall ensure that such meeting takes place within [*****] after the date of the relevant referral. If the board member representing RD&M or his/her nominated designee of BI and the CEO or CCO of CureVac cannot resolve such disagreement in a mutually acceptable manner within a further [*****] period after such personal face-to-face meeting, then the vote of BI with appropriate consideration of the interests of CureVac shall be decisive regarding Development and Commercialization, except in the event the disputed topic would result in (a) a substantial reduction of Bl's diligence obligations under Section 4.2 hereof; (b) a delay of the Non-clinical and Clinical Development of more than [*****]; (c) a substantial change regarding the Manufacture of the Licensed Vaccines; (d) less FTE support of CureVac or an increase in FTE support of CureVac by more than [*****]; (e) the evaluation of the outcome of the ongoing feasibility study as referenced in Section 6.3.1(b) above; or (f) the evaluation of the outcome of the feasibility study with respect to the BI pDNA Process as referenced in Section 6.4 above. If BI casts its decisive vote in relation to a CMC Development matter, BI shall pay to CureVac compensation at the FTE Rates for any CureVac FTEs needed for the additional CMC Development activities demanded by BI (if any) and reimburse CureVac for any reasonable out of pocket costs incurred by CureVac in relation to such additional CMC Development activities. For the avoidance of doubt, the FTE resource commitments in the Development Plans, as set forth in Section 4.1.1 above, can only be reduced by the Parties and are not subject to the decision making process in the JSC.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

8.6	Expert Panel Resolution. In the event that the Parties are unable to reach an agreement on any of the issues under Section 8.5 (a) to (e) or on any Manufacturing matter within [*****] after the personal face-to-face meeting between the board member representing RD&M or his/her nominated designee of BI and the CEO or CCO of CureVac, either Party is entitled to request that the question be referred to a panel of three (3) independent experts in the Development of biologic products for the treatment of cancer in humans and on the specific issue at dispute ("Expert Panel"). Such request shall be made by written notice explicitly referring to this Section 8.6. Each Party shall nominate within [*****] of the request one expert, while the third expert shall be mutually agreed by the Parties within another [*****]. If a Party does not nominate the one expert within such first [*****] such expert shall be nominated by the respective other Party. If the Parties are unable to agree on the third expert, the third expert shall be selected and nominated by the two experts appointed by the Parties. Each Party shall submit to the Expert Panel a written report setting forth its proposed resolution of such dispute within the later of (i) [*****] following a referral to the panel, or (ii) [*****] after selection of such Expert Panel. The Expert Panel shall meet face-to-face to discuss the written reports and shall be entitled, at its discretion to invite for a hearing representatives of the Parties. The Expert Panel shall then select as its decision one of the proposals from the Parties, and shall not have the authority to render any substantive decision other than the proposal of either BI or CureVac. The decision of the Expert Panel shall be final and binding on the Parties and the Party whose proposal has not been selected by the Expert Panel will pay all costs of the Expert Panel.

8.7	Joint Project Team. In addition to the JSC, the Parties shall jointly, unless otherwise mutually agreed, agree on and establish a project team ("Joint Project Team"), which shall be comprised of experts from the development disciplines of the Parties and which shall oversee and bring forward the Development. BI will have the lead of the Joint Project Team. The Joint Project Team shall meet regularly, but at least once per Calendar Quarter. Meetings of the Joint Project Team may be conducted in person, by telephone or videoconference as agreed between the Parties. Each Party shall provide the other Party with written notice of its representatives for the Joint Project Team within [*****] after the Effective Date of this Agreement and, thereafter, immediately upon replacement. Each Party may invite guests to the meetings, in order to discuss special technical or commercial topics relevant to the applicable agenda, provided, however, such guests are bound by confidentiality obligations corresponding to Sections 4.3 and 10. All decisions of the Joint Project Team shall be by unanimous agreement and any dispute within the Joint Project Team which cannot be resolved within four weeks will be brought to the attention of and for decision within the JSC.

9.	INTELLECTUAL PROPERTY.

9.1	Ownership of Background Intellectual Property. BI retains all rights to the BI Background Intellectual Property, and CureVac retains all rights to the CureVac Background Intellectual Property, subject only to the licenses granted hereunder and the assignment and transfer of the CV9202 Specific Patent Rights to BI under Section 9.4 below.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

9.2	Ownership of Collaboration Intellectual Property.

9.2.1	For any invention comprised within Collaboration Intellectual Property, CureVac and BI will inform each other and determine in good faith whether it is

(a)	either (i) dependent upon or covered by the BI Background Intellectual Property, and (x) neither dependent upon nor covered by the CureVac Background Intellectual Property and (y) not applicable to the CMC Development and/or Manufacture of the Licensed Vaccine or the manufacture of any other RNA-based product owned or in-licensed by CureVac; or (ii) solely directed to the composition of matter, the formulation or use of the Licensed Vaccine, i.e., not applicable to any other vaccine, compound or product, and not applicable to the Manufacture of the Licensed Vaccine or the manufacture of any other RNA-based product owned or in-licensed by CureVac, in which event such invention shall be solely owned by BI and shall be considered BI Collaboration Intellectual Property, irrespective as to which Party generated such Collaboration Intellectual Property. For the avoidance of doubt, any invention comprised within Collaboration Intellectual Property that is solely directed to the CV9202 Specific Patent Rights shall be solely owned by BI and shall be considered BI Collaboration Intellectual Property;

(b)	(i) dependent upon or covered by the CureVac Background Intellectual Property, and neither dependent upon nor covered by the BI Background Intellectual Property nor directed to the composition of matter, the formulation or use of the Licensed Vaccine or the CV9202 Specific Patent Rights; or (ii) directed to the CMC Development (except any invention that is solely directed to the composition of matter, the formulation or use of the Licensed Vaccines) and/or Manufacture of the Licensed Vaccines or the manufacture of any other RNA-based product owned or in-licensed by CureVac, in which event such invention shall be solely owned by CureVac and shall be considered CureVac Collaboration Intellectual Property, irrespective as to which Party generated such Collaboration Intellectual Property;

(c)	either (i) relates to both: (x) the composition of matter, the formulation or use of the Licensed Vaccine; and (y) any other CureVac Background Intellectual Property or any other vaccine, compound or product owned or in-licensed by CureVac; or (ii) relates to both: (xx) the BI Background Intellectual Property; and (yy) any other CureVac Background Intellectual Property or to the CMC Development (except any invention that is solely directed to the composition of matter, the formulation or use of the Licensed Vaccines) or Manufacture of the Licensed Vaccines or to the manufacture of any other RNA-based product owned or in¬licensed by CureVac; in which event, the Parties shall discuss in good faith whether any such invention can be divided and owned in accordance with Sections (a) and (b) above, made subject to separate patent filings to be assigned accordingly; and if no such division is possible, such Collaboration Intellectual Property shall be treated as provided under Section 9.2.2.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

9.2.2	Any Collaboration Intellectual Property which is neither solely owned by BI nor solely owned by CureVac shall be jointly owned by the Parties ("Joint Collaboration Intellectual Property"). Any invention within the Joint Collaboration Intellectual Property shall be a "Joint Invention" and any Patent Right filed with respect to such Joint Invention shall be a "Joint Patent Right". For the avoidance of doubt, CureVac's share in Joint Collaboration Intellectual Property which falls within the scope of Bl's licenses under Sections 2.1 and/or 2.2, shall be automatically included within such license(s), on the terms and conditions contained in this Agreement.

9.3	Assignment and transfer of Collaboration Intellectual Property.

9.3.1	Assignment and Transfer. The initial holder of Collaboration Intellectual Property which is to be wholly or jointly owned by the other Party in accordance with Section 9.2 above shall assign and transfer, and hereby assigns and transfers, to such other Party all or a 50 percent share, as the case may be, of its present and future rights, interest and title to any such Collaboration Intellectual Property, and the other Party shall accept and hereby accepts such assignment and transfer. At the written instruction and, if the transferring Party incurs out-of-pocket costs, at the expense of the other Party, the transferring Party agrees to make or procure all such assignments from its employees, consultants and subcontractors as are necessary to give effect to this provision and to assist the transferee in every way reasonably required by the transferee (i) to obtain Patent Rights to such Collaboration Intellectual Property in any and all countries for which Patent Rights are being sought, and to (ii) maintain and defend Patent Rights in all Collaboration Intellectual Property which have been or may be assigned as provided above. At the expense (solely for out-of-pocket costs incurred) of the other Party, the transferring Party shall execute and deliver all such documents, instruments and other papers and take all such other action which the transferee may reasonably request in order to effect the provisions of this Section 9.3.

9.3.2	Back license to CureVac. BI hereby grants to CureVac, and CureVac hereby accepts, a cost-free, fully-paid, irrevocable, perpetual, sublicensable in multiple tiers and transferable license to use the Collaboration Intellectual Property assigned and transferred hereunder from CureVac to BI for the Manufacture of the Licensed Vaccine, the exploitation of any product other than a Licensed Vaccine or Licensed Product and/or for any use outside the Field. Such license shall be exclusive with regard to the Collaboration Intellectual Property described in Section 9.2.1(a)(ii) and non-exclusive with regard to the Collaboration Intellectual Property described in Section 9.2.1(a)(i) above.

9.3.3	Back license to BI. CureVac hereby grants to BI, and BI hereby accepts, a cost-free, fully- paid, non-exclusive, irrevocable, perpetual, sublicensable in multiple tiers and transferable license to use the Collaboration Intellectual Property assigned and transferred hereunder from BI to CureVac for the exploitation outside the scope of this Agreement.

9.3.4	Exploitation of joint inventions and results. Each Party may exploit any Joint Collaboration Intellectual Property in any and all fields (except, in the case of BI, for the CMC Development or Manufacture of the Licensed Vaccines or the manufacture of any other mRNA-based product), on a non-exclusive, cost-free basis, and with no accounting or obligation to the other, and each Party hereby grants to the other Party, and the other Party hereby accepts, a non-exclusive, cost-free, perpetual, irrevocable and worldwide license (in case of CureVac with the right to transfer and sublicense in multiple tiers and in case of BI with the right to sublicense in accordance with Section 2.2 above) to the other Party's share in such Joint Collaboration Intellectual Property, subject to the licenses granted hereunder.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

9.4	Assignment and Transfer of CV9202 Specific Patent Rights.

9.4.1	Upon [*****], CureVac shall assign and transfer to BI the CV9202 Specific Patent Rights. Upon such assignment, the CV9202 Specific Patent Rights shall no longer be included in the definition of CureVac Background Intellectual Property. In order to effect the assignment and transfer, CureVac will support BI, upon Bl's request in executing all assignment documentation and providing any declaration which may be necessary to effect the assignment and transfer of the CV9202 Specific Patent Rights from CureVac to BL BI shall be responsible for, and will pay all out-of-pockets expenses with respect to the assignment and transfer of the CV9202 Specific Patent Rights, including the fees for notarization and legalization of the assignment documents, and for recording such assignment documents with the competent patent offices.

9.4.2	As of the assignment and transfer of the CV9202 Specific Patent Rights, BI shall use its best efforts to prosecute, maintain and defend the CV9202 Specific Patent Rights in at least all Major Market Countries, shall keep CureVac informed of all such prosecution, maintenance and defense efforts, and shall give CureVac reasonable opportunity to review and comment on such prosecution, maintenance and defense. BI shall not unreasonably refuse to address any of CureVac's comments made in accordance with this Section 9.4.2.

9.4.3	BI hereby grants to CureVac, and CureVac hereby accepts, an exclusive, irrevocable, perpetual, cost-free, sublicensable in multiple tiers and transferable license to use the CV9202 Specific Patent Rights for the Manufacture of the Licensed Vaccines, the exploitation of any product other than a Licensed Vaccine or Licensed Product and/or for any use outside the Field.

9.5	Management of CureVac Licensed Patent Rights.

9.5.1	Filing and Prosecution of CureVac Licensed Patent Rights. During the term of this Agreement, and subject to Sections 9.5.2 and 9.5.5 below, CureVac shall be responsible for preparing and filing the CureVac Licensed Patent Rights, and prosecuting, maintaining and defending, throughout the Territory, all of the CureVac Licensed Patent Rights and, upon Bl's request, shall keep BI advised of the status of prosecution of all such patent applications included within the CureVac Licensed Patent Rights, and shall give BI before filing or response to office actions, as applicable, reasonable opportunity to review and comment upon the text of any applications or amendments for CureVac Licensed Patent Rights. CureVac shall not unreasonably refuse to address any of Bl's comments made in accordance with this Section 9.5.1.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

9.5.2	Filing and Prosecution of Joint Patent Rights. BI shall have the right, but not the obligation, of preparing, filing, prosecuting, maintaining and defending Joint Patent Rights anywhere in the Territory. At the latest [*****] before filing, the prosecuting Party shall give the non-prosecuting Party an opportunity to review and comment upon the text of any application with respect to such Joint Patent Right, shall consult with the non¬prosecuting Party with respect thereto, shall not unreasonably refuse to address any of the non-prosecuting Party's comments and supply the non-prosecuting Party with a copy of the application as filed, together with notice of its filing date and serial number. The prosecuting Party shall keep the non-prosecuting Party reasonably informed of the status of the actual and prospective prosecution, maintenance and defense, including but not limited to any substantive communications with the competent patent offices that may affect the scope of such filings, and the prosecuting Party shall give the non-prosecuting Party a timely, prior opportunity to review and comment upon any such substantive communication and shall consult with such non-prosecuting Party with respect thereto, and shall not unreasonably refuse to address any of such non-prosecuting Party's comments.

9.5.3	Assigned Patent Rights. Upon assignment, BI shall have the right but not the obligation, of preparing, filing, prosecuting, maintaining and defending Patent Rights within the Collaboration Intellectual Property assigned and transferred, wholly or in part, as the case may be, by CureVac to BI in accordance with Section 9.3 (the "Assigned Patent Rights"), anywhere in the Territory, and shall keep CureVac advised of the status of prosecution of all such Patent Rights, and shall give CureVac before filing or response to office actions, as applicable, reasonable opportunity to review and comment upon the text of any applications or amendments or other substantive actions for such Patent Rights. BI shall not unreasonably refuse to address any of CureVac's comments made in accordance with this Section 9.5.3.

9.5.4	Costs. The costs of filing, prosecuting, maintaining and defense of the CureVac Licensed Patent Rights under Section 9.5.1 and 9.5.2 shall be borne by the Party responsible for such filing, prosecution, maintenance and defense, except for and subject to such Party's right to elect to discontinue the patent prosecution and maintenance as set forth in Section 9.5.5 below.

9.5.5	Abandonment of Patent Rights. If CureVac elects to cease the filing, prosecution, maintenance and/or defense of a CureVac Licensed Patent Right or if BI elects not to participate in filing of a patent application on a Joint Invention or to cease the prosecution, maintenance or defense of any Joint Patent Right, a CV9202 Specific Patent Right or an Assigned Patent Right in any country of the Territory, such Party shall provide the other Party with written notice immediately upon the decision to abandon the filing, prosecution, maintenance and/or defense of such CureVac Licensed Patent Right, Joint Patent Right, CV9202 Specific Patent Right or Assigned Patent Right, as the case may be, in any event, however, not later than [*****] before any relevant deadline relating to or any public disclosure of the relevant Patent Rights. In such event, the abandoning Party shall permit the other Party, at such other Party's sole discretion, to take over or continue, as the case may be, the filing, prosecution, maintenance and defense of such Patent Right on behalf of and in the name of the owner of such Patent Right and at such other Party's own expense. If the abandoning Party was also the prosecuting Party and if the other Party elects to take over and continue such filing, prosecution, maintenance and defense, the abandoning Party shall execute such documents and perform such acts, at the expense of the Party taking over prosecution, as may be reasonably necessary to permit such Party to take over and continue the filing, prosecution, maintenance and/or defense of such Patent Right on behalf and in the name of the respective owner or co-owners of such Patent Right and at its own expense. For the avoidance of doubt, the abandoning Party shall remain an owner or co-owner of the abandoned Patent Right but has no further say in the filing, prosecution, maintenance and defense of the Patent Right, provided, however, that the prosecuting Party shall timely inform such abandoning Party if it is decided to finally abandon the respective Patent Right, in which event the other Party shall have the right to assume sole responsibility for ongoing prosecution, maintenance and defense of such Patent Right in accordance with this Section 9.5.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

9.6	Enforcement of CureVac Licensed Patent Rights, Joint Patent Rights, CV9202 Specific Patent Rights and Assigned Patent Rights.

9.6.1	If either BI or CureVac becomes aware of any infringement, anywhere in the world, of any issued CureVac Licensed Patent Right, Joint Patent Right, CV9202 Specific Patent Right or Assigned Patent Right, it will promptly notify the other Party in writing thereof.

9.6.2	CureVac shall have the primary right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of a CureVac Licensed Patent Right it is responsible for under Section 9.5.1. Upon assignment to BI under Section 9.4 of this Agreement, BI shall have the primary right to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of CV9202 Specific Patent Rights or Assigned Patent Rights. The Party prosecuting and maintaining the Joint Patent Right shall have the primary right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of such Patent Right. The enforcing Party shall bear all expenses of such action or suit.

9.6.3	If the Party which has the primary right to bring an infringement action elects not to take action or to bring suit to prosecute such infringement, it shall notify the other Party of such election within [*****] after receipt of the notice of the infringement or after the election to stop any such suit. If after the expiration of the [*****] period (or, if earlier, the date upon which the Party which has the primary right to bring an infringement action provides written notice that it does not plan to bring such action), the Party which has the primary right to bring action has neither obtained a discontinuance of infringement of the CureVac Licensed Patent Right, the Joint Patent Right, the CV9202 Specific Patent Right or the Assigned Patent Right, as the case may be, nor filed suit against any such Third Party infringer of such Patent Rights, then the other Party shall have the right, but not the obligation, to take action or bring suit against such Third Party infringer of such Patent Rights, provided that such other Party shall bear all the expenses of such suit.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

9.6.4	In any litigation brought by either Party pursuant to this Section 9.6, the enforcing Party shall notify the non-enforcing Party of the commencement of that litigation and shall have the right and standing to use and sue in the other Party's name. Notwithstanding the first sentence of this paragraph, irrespective of which Party brings the infringement action hereunder, (i) the Parties shall collaborate with respect to such action; (ii) the non¬enforcing Party shall have the right, at its own expense, to be represented by independent counsel in any such litigation; and (iii) the Parties shall consult with each other regarding, and agree on strategic decisions and their implementation in connection with such action. The Party bringing the infringement action hereunder shall bear all the expenses of any suit brought by it claiming infringement of any CureVac Licensed Patent Right, Joint Patent Right, CV9202 Specific Patent Right or Assigned Patent Right.

9.6.5	Any recoveries obtained by either Party as a result of any proceeding against a Third Party infringer under this Section 9.6 shall be allocated as follows:

(a)	Such recovery shall first be used to reimburse each Party for all reasonable litigation costs in connection with such litigation incurred by that Party;

(b)	such recovery shall then be used to compensate each Party for the respective damages suffered from the infringement of the respective Patent Right, provided that in the event the remaining portion of the recovery is not sufficient to compensate each Party's damages, such compensation shall be paid on a pro-rata share based on the respective damages suffered, provided, however, if such respective damages suffered cannot be reasonably ascertained, the recovery shall be equally shared between the Parties; and

(c)	the remaining portion of such recovery, if any, shall be equally shared between CureVac and BI to the extent it relates to Licensed Vaccines and Licensed Products, and shall belong to the Party Controlling the respective Patent Right to the extent it does not relate to Licensed Vaccines and Licensed Products.

9.6.6	Neither Party shall settle any claim or demand in any such litigation that materially negatively impacts the other Party's rights or interests under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, to the extent any action initiated by BI involves any infringement of CureVac Licensed Patent Rights, Joint Patent Rights, the CV9202 Specific Patent Rights or the Assigned Patent Right and is reasonably likely to relate to CureVac’s products and/or technologies other than a Licensed Vaccine, BI will consult with CureVac regarding issues relating to such CureVac Licensed Patent Rights, Joint Patent Rights, the CV9202 Specific Patent Rights or the Assigned Patent Rights, CureVac’s products and technologies, and the Parties will mutually agree on strategic litigation decisions regarding such issues.

9.6.7	The non-enforcing Party shall provide such assistance as the enforcing Party shall reasonably request in connection with any action or suit hereunder to prevent or enjoin any such infringement or unauthorized use of an issued Patent Right within the CureVac Licensed Patent Rights, Joint Patent Rights, the CV9202 Specific Patent Rights or the Assigned Patent Rights, including agreeing to be joined as a party to such action or suit and executing legal documents as reasonably requested by the enforcing Party. Such assistance will be provided by a Party, at the enforcing Party's cost. The Parties agree that, irrespective of which Party brings the action or suit pursuant to this Section 9.6, the Parties will update each other as to the status of such actions through the JSC and the enforcing Party will not unreasonably reject comments from the other Party relating to the management of such litigation.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

9.7	Infringement and Third Party Licenses.

9.7.1	If the Development and Commercialization or use of any Licensed Vaccine or Licensed Product in accordance with this Agreement is alleged by a Third Party to infringe a Third Party's Patent Right, or such allegation can be reasonably expected, the Party becoming aware of such allegation shall promptly notify the other Party. Additionally, if either Party determines that, based upon the review of a Third Party's Patent Right, it may be desirable to obtain a license from such Third Party with respect thereto, such Party shall promptly notify the other Party of such determination and the Parties shall consult with each other and attempt to agree on a common strategy to either obtain a reasonable license or otherwise. If BI reasonably determines that such license from a Third Party ("Third Party Licensor") is necessary in order to have freedom to operate in practicing the CureVac Licensed Intellectual Property in accordance with this Agreement in any country, then BI shall have the sole right, but not the obligation, to negotiate and obtain a license from such Third Party Licensor as necessary for BI, its Affiliates, and permitted Sublicensees to Non- clinically and Clinically Develop and Commercialize the Licensed Vaccines and Licensed Products in such country.

9.7.2	If a Third Party sues BI or CureVac or any of their Affiliates, distributors or permitted Sublicensees alleging that Bl's practice of a right granted by CureVac to BI hereunder through the Development and Commercialization of any Licensed Vaccine or Licensed Product pursuant to this Agreement infringes or will infringe said Third Party's Intellectual Property, then, upon the defending Party's request and in connection with the defense of any such Third Party infringement suit, the non-defending Party shall provide reasonable assistance to the defending Party for such defense and/or shall join in any such action if required in order to defend such claim or to assert all available defenses and claims, and to cooperate reasonably with the defending Party.

9.7.3	The defending Party shall not enter into a settlement that imposes a financial obligation upon the non-defending Party or which limits the scope or invalidates any Patent Right of either Party without such Party's prior written consent, which consent shall not be unreasonably withheld or delayed, and in any settlement the defending Party shall always take into consideration the interest of the non-defending Party.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

9.8	Patent Term Extension and Supplementary Protection Certificate. The JSC shall decide on any patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, in order to secure the optimal protection for the Licensed Vaccine available under Applicable Laws. The JSC shall not decide to extend a Patent Right that is not a CureVac Licensed Patent Right, Joint Patent Right, CV9202 Specific Patent Right or an Assigned Patent Right in any country or other jurisdiction, without CureVac's prior written consent which CureVac shall not unreasonably delay or withhold. The Party having the responsibility to prosecute the respective Patent Right shall have the sole obligation of applying for any extension or supplementary protection certificate with respect to a Licensed Vaccine and such Patent Right in the Territory, and such Party shall keep the other Party fully informed of its efforts to obtain such extension or supplementary protection certificate. The other Party shall provide prompt and reasonable assistance, as requested by the applying Party, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate. BI shall pay all expenses in regard to obtaining and maintaining any extension or supplementary protection certificate in respect of the Licensed Vaccine in the Territory.

9.9	CREATE Act. This Agreement includes a joint research agreement as defined in §§ 100(h) and 102(c) of title 35, United States Code as amended by the America Invents Act. If either Party intends to disqualify as prior art subject matter in a Patent Right within the Collaboration Intellectual Property that would otherwise qualify as prior art under 35 U.S.C. §102 (a)(2) with respect to a claimed invention in any such Patent Right pursuant to the provisions of 35 U.S.C. §102(c), such Party shall first obtain the prior written consent of the other Party (including the terms and conditions under which any Patent Rights subject to a terminal disclaimer and the Patent Rights over which the application is disclaimed shall be enforced and licensed), which consent shall not be unreasonably withheld. Following receipt of such written consent, such Party shall limit any statement added to the specification of any Patent Right within the Collaboration Intellectual Property to such information which is strictly required by 35 U.S.C. § 102(c)(3) and the rules and regulations promulgated thereunder to disqualify as prior art subject matter that would otherwise qualify under 35 U.S.C. §102 (a)(2) as contemplated by the CREATE Act, and which is consistent with the terms and conditions of this Agreement.

10.	CONFIDENTIALITY.

10.1	Obligation of Confidentiality. As of and after the Effective Date, all Confidential Information disclosed, revealed or otherwise made available to one Party ("Receiving Party") by or on behalf of the other Party ("Disclosing Party") under, or as a result of, this Agreement is made available to the Receiving Party solely to permit the Receiving Party to exercise its rights, and perform its obligations, under this Agreement or any Related Agreement. The Receiving Party shall not use any of the Disclosing Party's Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party's Confidential Information available to any other Person, firm, corporation or other entity, without the prior written authorization of the Disclosing Party, except as explicitly stated in this Article 10.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

10.2	Additional Obligations. In furtherance of the Receiving Party's obligations under Section 10.1 hereof, the Receiving Party shall take all reasonable steps, and shall implement all appropriate and reasonable safeguards, to seek to prevent the unauthorized use or disclosure of any of the Disclosing Party's Confidential Information. Without limiting the generality of this Section 10.2, the Receiving Party shall disclose any of the Disclosing Party's Confidential Information only to those of its officers, employees, Affiliates, Sublicensees and consultants, and its potential Sublicensees, and consultants that have a need to know the Disclosing Party's Confidential Information, in order for the Receiving Party to exercise or confirm its rights or the scope of the licenses granted hereunder, and/or to perform its obligations under this Agreement. Furthermore, the Receiving Party shall be permitted to disclose the existence and a reasonably redacted version of this Agreement (excluding its exhibits) to its assignees and investors, and to potential assignees and investors who have a reasonable need to review the terms of this Agreement. The disclosures under this Section 10.2 are subject to such officers, employees, Affiliates, Sublicensees, consultants, assignees and investors, and potential Sublicensees, consultants, assignees and investors having executed appropriate agreements containing substantially similar terms regarding confidentiality and non-use as those set out in this Agreement or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party's Confidential Information. The Receiving Party shall furnish the Disclosing Party with written notice immediately of it becoming aware of any unauthorized use or disclosure of any of the Disclosing Party's Confidential Information by any officer, employee, Affiliate, Sublicensee, consultant, assignee or investor, or potential Sublicensee, consultant, assignee or investor of the Receiving Party, and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party's Confidential Information. Furthermore, CureVac is entitled to disclose the terms and conditions of this Agreement to licensees and potential licensees, subject to redaction to show only the provisions which are relevant for the scope of the licenses granted hereunder [*****] and further subject to such licensee or potential licensee having executed an appropriate confidentiality agreement.

10.3	Limitations. The Receiving Party's obligations under Sections 10.1 and 10.2 hereof shall not apply to the extent that the Receiving Party can demonstrate by competent evidence that any of the Disclosing Party's Confidential Information:

(a)	passes into the public domain, or becomes generally available to the public through no fault of the Receiving Party;

(b)	was known to the Receiving Party or its Affiliates prior to being made available hereunder without restriction of use or disclosure;

(c)	is disclosed, revealed or otherwise made available to the Receiving Party or its Affiliates by a Third Party, without restriction of use or disclosure, that is under no obligation of non-disclosure and/or non-use to the Disclosing Party in relation to the subject item;

(d)	has been independently developed or created by the Receiving Party or its Affiliates without access to the Disclosing Party’s Confidential Information;

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(e)	is necessary or useful to be disclosed by the Receiving Party for making applications or submissions to or otherwise dealing with Regulatory Authorities in connection with the Development, Manufacture or Commercialization of a Licensed Vaccine or Licensed Product or for obtaining Patent Rights protecting Collaboration Intellectual Property, provided, however, that the Receiving Party shall furnish the Disclosing Party with as much prior written notice of such disclosure requirement as reasonably practicable; or

(f)	is required to be disclosed under Applicable Laws and to the extent required to be disclosed under Applicable Laws; provided, however, that the Receiving Party shall furnish the Disclosing Party with as much prior written notice of such disclosure requirement as reasonably practicable, so as to permit the Disclosing Party, in its sole discretion, to take appropriate action, including seeking a protective order, in order to prevent the Disclosing Party's Confidential Information from passing into the public domain or becoming generally available to the public.

10.4	Materials. The Parties hereby agree that any Material to be transferred from CureVac to BI under this Agreement, other than Licensed Vaccines transferred under the Clinical Supply Agreement or any Related Agreement to be concluded in accordance with Section 6.2 above, shall remain the exclusive property of CureVac, and BI shall use such Material only for purposes of this Agreement. In particular, for any Materials transferred to BI under Article 6 (i.e., to enable BI, its Affiliates or a Permitted Third Party CMO to Manufacture Licensed Vaccines) BI further agrees not use such Materials other than to Manufacture Licensed Vaccines in accordance with the terms of this Agreement. BI shall not transfer such Material to or use such Material on behalf of a Third Party other than a Permitted Third Party CMO. Furthermore, BI undertakes to keep such Materials secure and safe from loss, damage, theft, misuse and unauthorized access and to use such Materials in accordance with all Applicable Laws. Upon termination of this Agreement, BI shall cease use of and return to CureVac or destroy (as CureVac shall specify in writing promptly upon termination of this Agreement) all such Materials in its possession upon such termination, and shall certify such return or destruction in writing to CureVac.

10.5	Return of Confidential Information. Subject to Sections 13.1 and 14.4 and subject to any other right to retain Confidential Information, upon expiration or termination of this Agreement for any reason whatsoever, the Receiving Party shall cease all use of and return to the Disclosing Party, or destroy, as the Disclosing Party shall specify in writing promptly upon such expiration or termination, all copies of all documents and other materials that contain or embody any of the Disclosing Party's Confidential Information, except to the extent that the Receiving Party is required by Applicable Laws to retain such documents and materials, and provided further that each Party may keep a single copy of all Confidential Information within its legal archives solely to assure compliance with the provisions of this Article 10. The obligation to destroy shall also apply to copies of any computer records and files containing such Confidential Information, except to the extent created by the Receiving Party's automatic archiving and backup computer systems. Within [*****] after the date of expiration or termination of this Agreement, the Receiving Party shall confirm that the Receiving Party has complied with its obligations under this Section 10.5.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

10.6	Survival. All of the Receiving Party's obligations under Sections 10.1 and 10.2 hereof, with respect to the protection of the Disclosing Party's Confidential Information, shall for a period of [*****] survive the expiration or termination of this Agreement for any reason whatsoever.

10.7	Public Announcements. No public announcement concerning the existence of, terms, or subject matter of this Agreement shall be made, either directly or indirectly, by any Party, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such public announcement which such agreement and approval shall not be unreasonably withheld or delayed; except as may be legally required (i) by Applicable Laws, (ii) by the listing standards or agreements of any national or international securities exchange or other similar laws of a governmental authority, market or agency, (iii) to respond to an inquiry of a governmental authority or agency, or (iv) in a judicial, administrative or arbitration proceeding. In all instances, the Party concerned shall seek appropriate confidential treatment of this Agreement and the subject matter hereof and the Parties shall agree in advance on any redacted forms of this Agreement that are filed publicly, such agreement not to be unreasonably withheld or delayed. The Party desiring to make any such public announcement (including those which are legally required) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be not less than [*****] (or such shorter period as the Parties may agree upon in writing, or such shorter period applicable to those public announcements which are legally required) prior to release of such proposed public announcement, and shall provide the other Party with a written copy thereof in order to allow such other Party to comment upon such public announcement. Each Party agrees that it shall co-operate fully with the other Party with respect to all disclosures regarding this Agreement to any governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Neither Party will issue a press release without the prior written consent of the other Party. The Parties agree that each Party may, following the Effective Date, issue a press release describing this Agreement in general terms, provided that the content of such press release shall first be approved by the other Party. For such purpose, the Party intending to issue the press release shall provide the other Party with a draft press release at least [*****] prior to the proposed date of disclosure.

10.8	Applicable Laws. Nothing in this Agreement shall be construed as preventing or in any way inhibiting either Party from complying with Applicable Laws governing activities and obligations undertaken pursuant to this Agreement in any manner which it reasonably deems appropriate, including, for example, by disclosing to Regulatory Authorities confidential or other information received from the other Party, subject to Sections 10.3 (e) and (f) and 10.7.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

10.9	Publication. Prior to the First Commercial Sale of a Licensed Product, publications in a journal, paper, magazine or any other such similar disclosure relating to or arising from this Agreement and/or the Development or Commercialization of Licensed Vaccines and/or Licensed Products shall not take place without the prior written agreement of both BI and CureVac, such agreement not to be unreasonably withheld, provided, however, that with respect to the Licensed Vaccines and Licensed Products CureVac shall only be permitted to use the Development Data on the Licensed Vaccines and Licensed Products as reference to market its mRNA based technologies and shall not make any other publication regarding the Licensed Vaccines and Licensed Products unless expressly permitted by BI. Any draft publication intended to be submitted for publication or disclosure by one of the Parties hereto shall first be sent to the other Party in order to allow such Party to make comments thereon, and to preserve its Intellectual Property by delaying such publication and/or removing its Confidential Information. Each Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such publication, and agrees to withhold publication of same for the time necessary to permit the other Party to obtain optimum patent protection, such time period not to exceed [*****]. Bl’s obligation to provide CureVac with any draft publication intended to be submitted for publication or disclosure by BI in respect of a Licensed Product ceases upon the First Commercial Sale of such Licensed Product. Each Party's contribution shall be acknowledged in any publication by co-authorship or acknowledgment, whichever is appropriate in accordance with customary scientific practice. Once approval has been granted for a particular disclosure, such disclosed information may be subsequently disclosed without requiring additional approval for each instance of disclosure.

11.	WARRANTIES AND LIABILITIES.

11.1	Representations and Warranties of each Party. Each of CureVac and BI hereby represents and warrants to the other Party hereto as follows on the Effective Date:

(a)	it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)	the execution, delivery and performance of this Agreement by such Party does not conflict with any other agreement by which it is bound, and has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(d)	it shall at all times comply with all Applicable Laws relating to its activities under this Agreement.

11.2	Additional Representations and Warranties of CureVac. Subject to the disclosures in the attached Exhibit 11.2, CureVac hereby represents and warrants that, on the Effective Date:

(a)	it Controls the right, title and interest in the Patent Rights comprised in the CureVac Background Intellectual Property as listed in Exhibit 1.17, and to the extent licensed under this Agreement;

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

(b)	it is the sole and exclusive owner (free and clear of any liens, mortgages, security interests, charges, encumbrances or otherwise) of the CV9202 Specific Patent Rights listed on Exhibit 1.23;

(c)	all employee inventions covered by the Patent Rights listed in part (A)(1) of Exhibit 1.17 and on Exhibit 1.23 have been duly claimed by CureVac in accordance with the German Arbeitnehmererfindungsgesetz or CureVac has entered into binding agreements transferring the rights in and to such inventions to CureVac;

(d)	it has the right to enter into this Agreement and to grant the licenses contained herein, and neither CureVac nor any of its Affiliates is a party to or otherwise bound by any agreement that will result in any person or entity obtaining any interest in, or that would give to any entity or person any right to assert any claim in or with respect to, any of Bl's exclusive rights granted under this Agreement;

(e)	to its knowledge, no Third Party has any right, title or interest in or to any of the CureVac Licensed Patent Rights within the scope of the exclusive licenses granted hereunder;

(f)	all of the Patent Rights listed on part (A)(1) of Exhibit 1.17 and on Exhibit 1.23 are pending or issued and have not been abandoned as of the Effective Date;

(g)	to CureVac’s knowledge, no claim, suit, litigation, arbitration, opposition or other proceeding before a court of law, arbitral body, Regulatory Authority or patent office is pending or has been rendered or is threatened by any Third Party which would limit, cancel or question the validity, enforceability, ownership or use of any of the Patent Rights listed on part (A)(1) of Exhibit 1.17 and on Exhibit 1.23;

(h)	Exhibits 1.17 and 1.23 list all of CureVac’s and CureVac’s Affiliates’ Patent Rights that to the knowledge of CureVac would be infringed by the Non-CIinical and Clinical Development or Commercialization of Licensed Vaccines or Licensed Products;

(i)	to CureVac’s knowledge, no Patent Rights or other Intellectual Property owned or controlled by a Third Party exist that could materially conflict with the grant of rights by CureVac to Bl under this Agreement; and

(j)	it has furnished or made available to Bl all material information that is in its possession concerning CV9202 and relevant to the safety or efficacy of CV9202, and, to CureVac’s knowledge, such information is accurate, complete and true in all material respects.

11.3	Disclaimer. CureVac makes no representation or warranty and specifically disclaims any guarantee that the Development of the Licensed Vaccines will be successful, in whole or in part, or that the CureVac Licensed Intellectual Property will be suitable for Development and/or Commercialization of Licensed Products. Subject only to Sections 11.1 and 11.2 above, CureVac expressly disclaims any warranties or conditions, express, implied, statutory or otherwise with respect to the CureVac Licensed Intellectual Property and Licensed Vaccines and Licensed Products, including any warranty of merchantability or fitness for a particular purpose. In particular, subject only to Sections 11.1 and 11.2, CureVac expressly disclaims any warranties or conditions, express, implied, statutory or otherwise with respect to the non-infringement of the CureVac Licensed Intellectual Property and the Licensed Vaccines and Licensed Products.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

11.4	Limitation of Liability. Subject to Section 12 of this Agreement and except in the case of gross negligence (grobe Fahrlassigkeif), an intentional act (Vorsatz) or bodily injury, neither Party shall be liable to the other Party for any indirect, incidental, punitive or consequential damages including lost profits, whether based on contract or tort, or arising under Applicable Laws or otherwise.

12.	INDEMNIFICATION.

12.1	CureVac's Obligations to Indemnify. CureVac shall indemnify, defend and hold BI and its Affiliates, and its and their employees, agents, officers, and directors (individually and/or collectively referred to herein as a "BI Party") harmless from and against any and all losses, liabilities, damages, expenses (but excluding indirect, incidental, special, consequential or punitive losses or damages, etc.) or fees (but only reasonable attorneys fees and expenses and costs of litigation pertaining to such BI Claim) paid or payable by BI or a BI Party to a Third Party (collectively, "BI Losses") to the extent that such BI Losses result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against BI or a BI Party (a "BI Claim") based on, resulting from, or arising in connection with:

(a)	any claim by [*****] regarding an allegation that the manufacture, use, sale or offer for sale of Licensed Vaccine and/or Licensed Product pursuant to and consistent with this Agreement infringes such claimant’s intellectual property rights, provided, however, CureVac grants rights (in particular sub-licenses) to such intellectual property rights to BI under this Agreement;

(b)	any material breach of any of CureVac's representations or warranties set forth in this Agreement; or

(c)	any other grossly negligent, willful or intentionally wrongful act, error or omission on the part of CureVac, or any officer, director, employee, agent or representative of CureVac;

provided, however, that CureVac shall not be obligated to indemnify, defend or hold harmless BI or a BI Party from any BI Claim or for any BI Loss incurred by BI or a BI Party to the extent arising out of, or attributable to, (A) a material breach by BI, or any BI Party of any obligation, covenant, agreement, representation or warranty of BI, or a BI Party contained in this Agreement or under a Related Agreement; (B) any material violation of Applicable Laws by BI, or a BI Party, in connection with the performance of Bl's or its Affiliates' obligations under this Agreement or under a Related Agreement; (C) any act or omission by BI, or a BI Party, which constitutes gross negligence, or willful or intentional misconduct on the part of BI, or a BI Party; or (D) BI Claims to the extent BI is responsible for indemnifying, defending and holding CureVac and CureVac Parties harmless for such claims as set forth in Section 12.2 or in the Clinical Supply Agreement or any Related Agreement to be concluded in accordance with Section 6.2 above.

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL EXECUTION VERSION

12.2	Bl's Obligations to Indemnify. BI shall indemnify, defend and hold CureVac and its Affiliates, and its and their officers, directors, trustees, agents and employees (individually and/or collectively referred to herein as a "CureVac Party") harmless from and against any and all losses, liabilities, damages, expenses (but excluding indirect, incidental, special, consequential or punitive losses or damages, etc.) or fees (but only reasonable attorney fees and expenses and costs of litigation pertaining to such CureVac Claim) paid or payable by CureVac or a CureVac Party to a Third Party (collectively, "CureVac Losses") to the extent that such CureVac Losses result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against CureVac or a CureVac Party (a "CureVac Claim") based on, resulting from, or arising in connection with:

(a)	any material breach of any of Bl's representations or warranties set forth in this Agreement;

(b)	any other grossly negligent, willful or intentionally wrongful act, error or omission on the part of BI, or any officer, director, employee, agent or representative of BI;

(c)	any claim that any of the Licensed Vaccines and Licensed Products fail to conform with the requirements of any Applicable Laws, including the failure by BI to obtain any required Regulatory Approvals for the Licensed Vaccines and Licensed Products;

(d)	any product liability claim regarding the Licensed Vaccine or Licensed Product;

provided, however, that BI shall not be obligated to indemnify, defend or hold harmless CureVac or a CureVac Party from any CureVac Claim or for any CureVac Loss incurred by CureVac or an CureVac Party to the extent arising out of or attributable to: (A) a material breach by CureVac, or any CureVac Party of any obligation, covenant, agreement, representation or warranty of CureVac, or any CureVac Party contained in this Agreement or in any Related Agreement; or (B) any material violation of Applicable Laws by CureVac or a CureVac Party, in connection with the performance of CureVac's or its Affiliates' obligations under this Agreement or under any Related Agreement; or (C) any act or omission by CureVac, or a CureVac Party, which constitutes gross negligence, or wilful or intentional misconduct on the part of CureVac, or a CureVac Party; or (D) CureVac Claims to the extent CureVac is responsible for indemnifying, defending and holding BI and/or any BI Party harmless for such claims as set forth in Section 12.1 or in the Clinical Supply Agreement or any Related Agreement to be concluded in accordance with Section 6.2 above.

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EXECUTION VERSION

12.3	Indemnification Procedures.

12.3.1	Each indemnified Party shall notify in English the indemnifying Party in writing (and in reasonable detail) of the Claim within [*****] after receipt by such indemnified Party of notice of the BI Claim or the CureVac Claim, as the case may be, or otherwise becoming aware of the existence or threatened existence thereof (such BI Claim or CureVac Claim being referred to as a "Claim"). Failure to give such notice shall not constitute a defense, in whole or in part, to any claim by an indemnified Party hereunder except to the extent the rights of the indemnifying Party are materially prejudiced by such failure to give notice. The indemnifying Party shall notify in English the indemnified Party of its intentions as to defense of the Claim or potential Claim in writing within [*****] after receipt of notice of the Claim. If the indemnifying Party assumes the defense of a Claim against an indemnified Party, the indemnifying Party shall have no obligation or liability under this Article 12 as to any Claim for which settlement or compromise of such Claim or an offer of settlement or compromise of such Claim is made by the indemnified Party without the prior written consent of the indemnifying Party.

12.3.2	The indemnifying Party shall assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 12.3 with respect to a given Claim); provided, however, that the indemnifying Party may not settle such Claim in any manner that would require payment by the indemnified Party, or would materially adversely affect the rights granted to the indemnified Party hereunder, or would materially conflict with the terms of this Agreement, or adversely affect such Party or its products, without first obtaining the indemnified Party's prior written consent, which consent shall not be unreasonably withheld.

12.3.3	The indemnified Party shall reasonably cooperate with the indemnifying Party in its defense of the Claim (including, without limitation, copying and making documents and records available for review and making persons within its control available for pertinent testimony in accordance with the confidentiality provisions of Article 10, and neither Party shall be required to divulge privileged material to the other) at the indemnifying Party's expense. If the indemnifying Party assumes defense of the Claim, the indemnified Party may participate in, but not control, the defense of such Claim using attorneys of its choice and at its sole cost and expense, with such cost and expense not being covered by the indemnifying Party. If the indemnifying Party does not agree to assume the defense of the Claim asserted against the indemnified Party (or does not give notice that it is assuming such defense), or if the indemnifying Party assumes the defense of the Claim in accordance with this Section 12.3 yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the indemnified Party, the indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim; provided, however, that no Party shall have the right to settle a Claim in a manner that would adversely affect the rights granted to the other Party hereunder, or would materially conflict with this Agreement, or would require a payment by the Party, or adversely affect the Party (its Affiliates) or its products in or outside the Territory, without the prior written consent of the Party entitled to control the defense of such Claim, which consent shall not be unreasonably withheld.

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EXECUTION VERSION

13.	TERM AND TERMINATION.

13.1	Expiry. This Agreement shall automatically become effective as of the Effective Date. It shall remain in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis, for the duration of the Royalty Term, unless terminated earlier by either Party for whatever reason. Upon expiry of this Agreement for a Licensed Product in any country, BI shall retain its license granted under Sections 2.1 (including the right to sublicense in accordance with Section 2.2) and 6.3 as an irrevocable, perpetual, fully paid- up and royalty free right to use the CureVac Licensed Intellectual Property and/or the CureVac Licensed Manufacturing Intellectual Property, as applicable, solely for such Licensed Produces) in such country and in the Field, such license to be exclusive for the longer of (i) the term during which CureVac supplies at least [*****] of Bl's demand for Licensed Vaccines to BI; and (ii) [*****] upon expiry of this Agreement; and to be non-exclusive thereafter.

13.2	Termination for Convenience. BI shall be entitled to terminate this Agreement at its sole discretion at any time by giving [*****] prior written notice.

13.3	Termination for Material Breach. In the event that either Party ("Breaching Party") commits a material breach of any of its obligations hereunder, such material breach to include a breach of the obligations under Section 4.2, the other Party hereto ("Non-Breaching Party") may give the Breaching Party written notice of such material breach, which notice shall clearly identify the material breach, the intent to terminate this Agreement for such material breach and the actions or conduct that it considers to be an acceptable cure of such material breach. In the event that the Breaching Party fails to cure such material breach within [*****] in the event of a default in payment, and within [*****] in the event of any other breach, after the date of the Non-Breaching Party's notice thereof, the Non-Breaching Party may terminate this Agreement by giving written notice of termination to the Breaching Party. In case the Party receiving a notice of a material breach ("Alleged Breaching Party") disputes to have materially breached this Agreement, such party shall provide written notice hereof to the other Party within [*****] following its receipt of notice of termination. In such event termination of this Agreement shall not occur if the Alleged Breaching Party within [*****] after such written notice refers the dispute for resolution through a dispute resolution panel of three (3) independent legal arbitrators with expertise in pharmaceutical licensing ("Dispute Resolution Panel"). Each Party shall nominate within [*****] of the request one arbitrator, while the third arbitrator shall be mutually agreed by the Parties within another [*****]. If the Parties are unable to agree on the third arbitrator, the third arbitrator shall be selected and nominated by the two arbitrators appointed by the Parties. Each Party shall submit to the Dispute Resolution Panel a written report setting forth its arguments to support or to rebut a material breach which justifies a termination for cause under this Section 13.3 within the later of (i) [*****] following a referral to the Dispute Resolution Panel, or (ii) [*****] after selection of such Dispute Resolution Panel. The Dispute Resolution Panel shall meet face-to-face to discuss the written reports and shall be entitled, at its discretion to invite for a hearing representatives of the Parties or other Third Party experts, subject to each Third Party expert executing an appropriate confidentiality agreement. The Dispute Resolution Panel shall then select one of the proposals from the Parties, and shall not have the authority to render any substantive decision other than the proposal of either BI or CureVac. The decision of the Dispute Resolution Panel shall be final and binding on the Parties and the Party whose proposal has not been selected by the Dispute Resolution Panel will pay all costs of the Dispute Resolution Panel. If, as a result of such dispute resolution process, it is determined that the Alleged Breaching Party materially breached this Agreement and such Party does not cure such breach within [*****] after the date of the decision by the Dispute Resolution Panel (or within [*****] in the event of a default in payment) (the "Additional Cure Period"), then such termination shall be effective as of the expiration of the Additional Cure Period. Such dispute resolution proceeding does not suspend any obligations of either Party hereunder, and each Party shall use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the Alleged Breaching Party did not materially breach this Agreement (or such breach was cured during the Additional Cure Period), then no termination shall be effective, and this Agreement shall continue in full force and effect. Notwithstanding the foregoing, in the case of an allegation that BI has failed to devote Commercially Reasonable Efforts in relation to a Licensed Vaccine or a Licensed Product, CureVac shall not have the right to terminate this Agreement (a) if no Change of Control had occurred at the time of termination: following the first acceptance of a marketing authorization application/NDA filing in a Major Market Country; and (b) if a Change of Control had occurred at the time of termination: following initiation of or continuation into the first Phase III Clinical Trial of a Licensed Vaccine, provided that BI pays CureVac the amount of such damages that have been awarded by a dispute resolution proceeding pursuant to Section 15.6. Termination of this Agreement in accordance with this Section 13.3 shall not affect or impair the Non-Breaching Party's right to pursue any legal remedy, including the right to recover direct damages, for any harm suffered or incurred by the Non-Breaching Party as a result of such breach.

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13.4	Termination for Challenge of CureVac Licensed Patent Rights. CureVac may terminate this Agreement by providing [*****] prior written notice to BI in the event BI or any of its Affiliates directly or indirectly challenges the validity of the CureVac Licensed Patent Rights in a legal proceeding or supports a Third Party in the challenge of a CureVac Licensed Patent Right in a legal proceeding (in each case before a court of competent jurisdiction). Any such termination shall only become effective if BI or its Affiliate has not withdrawn such action before the end of the above notice period. In the event a Sublicensee of BI challenges the validity of a CureVac Licensed Patent Right, CureVac may terminate this Agreement hereunder, if BI does not terminate such sublicense agreement within the [*****] notice period.

14.	CONSEQUENCES OF TERMINATION

14.1	Reversion of Rights. Subject to Section 14.6(b) below, upon termination, but not expiration, of this Agreement, Bl's licenses under Article 2 and Article 6 of this Agreement automatically lapse and all of CureVac's rights to the CureVac Licensed Intellectual Property automatically revert back to CureVac.

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14.2	Sell Off. Immediately upon the termination of this Agreement by BI in accordance with Section 13.2 above or by CureVac in accordance with Sections 13.3 or 13.4, BI shall cease all Development and Commercialization of the Licensed Vaccines and Licensed Products under the licenses granted hereunder; provided, however, that BI shall have the right to distribute and sell its existing inventory of the Licensed Products for a period of not more than [*****] following the date of the termination hereof, subject to Bl's continuing obligation to pay sales milestones and royalties with respect to the Net Sales derived from the distribution and sale of such existing inventory of the Licensed Products, in accordance with the requirements of Sections 7.3, 7.4 and 7.8 above.

14.3	Accrued Payment Claims. Termination of this Agreement for any reason whatsoever shall not relieve BI of its obligations to pay all royalties, milestones and other amounts payable to CureVac which have accrued prior to, but remain unpaid as of, the date of expiration or termination hereof, or which accrue thereafter, in accordance with Section 14.2 hereof.

14.4	Access to Regulatory Approvals and BI Intellectual Property.

In the event of termination of this Agreement by BI pursuant to Section 13.2 or by CureVac pursuant to Section 13.3 or 13.4, CureVac shall be entitled to demand from BI the transfer and/or assignment, as applicable, of the following:

(a)	all rights and titles which were taken from a Third Party during the course of the license and which are necessary to ongoing activities, provided that CureVac shall refund any payments to be made by BI to such Third Party after the effective date of termination for the use of such rights and titles;

(b)	Regulatory Approvals held by BI, its Affiliates or Sublicensees, and if Regulatory Approvals have not been obtained by BI, its Affiliates or Sublicensees, CureVac may require that BI transfers to CureVac the status of any application for the Regulatory Approvals and notifies the competent Regulatory Authority thereof and supplies CureVac with all documents and clinical data already prepared by BI, its Affiliates or Sublicensees for the filing of applications for Regulatory Approvals (with BI using its reasonable efforts to promptly undertake such actions); and/or

(c)	a non-exclusive, cost-free, perpetual and worldwide license (with the right to sublicense) to the BI Intellectual Property (other than Afatinib-related BI Background Intellectual Property) to the extent such BI Intellectual Property has been used for the Development, Manufacture and/or Commercialization of the Licensed Vaccines and Licensed Products, in each instance for the continued Development, Manufacture and Commercialization of the Licensed Vaccines and Licensed Products, the Patent Rights comprised in such BI Intellectual Property to be listed or otherwise identified upon CureVac's request of such license.

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14.5	Re-assignment and Re-transfer of CV9202 Specific Patent Rights and Assigned Patent Rights. In the event of a termination by BI pursuant to Section 13.2 or pursuant to Section 13.3, if BI elects to terminate the Agreement (Section 14.6 (a) below) or by CureVac pursuant to Section 13.3 or 13.4, BI shall re-assign and re-transfer, and hereby re-assigns and re-transfers to CureVac effective as of such termination (i) the CV9202 Specific Patent Rights and (ii) the Assigned Patent Rights or the share thereof that was assigned and transferred from CureVac to BI pursuant to Section 9.3, as the case may be, and CureVac hereby accepts such re-assignment and re-transfer. In order to effect the re-assignment and re-transfer, BI will support CureVac, upon CureVac's request in executing all assignment documentation and providing any declaration which may be necessary to effect the re¬assignment and re-transfer of the CV9202 Specific Patent Rights and the Assigned Patent Rights from BI to CureVac. Except in the case of termination by BI in accordance with Sections 13.3 and 14.6(a), BI shall be responsible for, and will pay all necessary out-of- pockets expenses with respect to the re-assignment and re-transfer of the CV9202 Specific Patent Rights and the Assigned Patent Rights, including the fees for notarization and legalization of the assignment documents, and for recording such assignment documents with the competent patent offices.

14.6	Termination for Cause by BI. In the event of a termination by BI in accordance with Section 13.3 above, BI may elect to

(a)	terminate the Agreement, in which case all licenses and rights granted by either Party to the other Party shall terminate, BI shall cease to Develop, Manufacture and Commercialize the Licensed Vaccines and Licensed Products and, in addition to any other legal remedy BI might have, CureVac shall reimburse BI for all reasonable expenses related to the orderly wind down of all ongoing Clinical Trials; or

(b)	continue to exercise its rights and obligations (except as set forth in this Section 14.6(b)) hereunder, and in such case the JSC shall be disbanded, BI shall have no further diligence obligations with respect to the Licensed Vaccines and Licensed Products, and CureVac shall pay to BI the amount of such damages that have been awarded by a dispute resolution proceeding pursuant to Section 15.6 below. For the avoidance of doubt, in the event BI elects to continue to exercise its rights and obligations under this Agreement, the terms and conditions of this Agreement, including the payment obligations, shall continue to apply with the exception only of the diligence obligations and the obligation to convene and exchange information in the Joint Steering Committee.

14.7	Wind Down or Transfer of Development Work. In the event of termination of this Agreement by BI pursuant to Section 13.2 or by CureVac pursuant to Section 13.3 or 13.4 and provided such termination occurs while Development activities regarding the Licensed Vaccines are still ongoing, BI shall

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(a)	promptly inform CureVac on the status of the ongoing Clinical Trials, the estimated timelines, budgets and required resources of such Clinical Trials and answer any reasonable question CureVac may have regarding such Clinical Trials; and

(b)	wind down in an orderly fashion any Clinical Trials and cease all other Development activities, or, at the election of CureVac, permit CureVac to take over such Development activities, provided that BI informs CureVac in writing on all material Development activities and associated costs and CureVac provides written notice to BI of its intent to take over such Development activities prior to effective termination of this Agreement or within [*****] after receipt of the information on the ongoing Development activities, whichever is later. Upon receipt of such written notice by BI, BI shall use Commercially Reasonable Efforts to (i) transfer all data and information and (ii) provide all support, in each case (i) and (ii) as reasonably required for CureVac to take over the Development activities, and the Parties shall discuss in good faith the details of a transfer of the respective Clinical Trials and other Development activities to CureVac. If - and only if - CureVac decides to take over the Development activities, CureVac shall be responsible for the costs of such Development activities which are being incurred by either Party after the effective date of termination, with the exception only of the internal costs incurred at BI.

14.8	Survival. Sections 1, 4.1.2, 6.5, 7.8.11, 7.9, 9.1 to 9.6, 10.1 to 10.8, 11.4, 12, 13.1, 13.3, 14, 15.1, 15.3 to 15.15 shall survive the expiration or termination of this Agreement.

15.	GENERAL PROVISIONS.

15.1	Assignment. Subject to the other terms of this Agreement, neither Party shall have the right or the power to assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, such written authorization not to be unreasonably withheld or delayed; provided, however, that the prior written authorization of the other Party shall not be required for a Party to assign all its rights and delegate the performance of all of its obligations hereunder to (i) an Affiliate; or (ii) to a Third Party which acquires all or substantially all of its assets related to this Agreement and the Related Agreements between the Parties. Any permitted assignment hereunder by either Party to an Affiliate or to a Third Party pursuant to this Section 15.1 shall not relieve such Party of any of its obligations under this Agreement, including, but not limited to, the Party's obligation to make the payments under Article 7.

15.2	Change of Control of CureVac. In the event of (i) a direct or indirect acquisition by any pharmaceutical company of beneficial ownership of fifty percent (50%) or more of the shares in CureVac; or (ii) the sale or other disposition to any pharmaceutical company of all or substantially all of the assets of CureVac; or (iii) the merger, amalgamation or other form of business combination or similar transaction between CureVac and one or more pharmaceutical companies ("Change of Control") the following shall apply:

(a)	CureVac shall promptly give written notice of such Change of Control to BI;

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(b)	Upon Bl’s written request, CureVac and its Affiliates shall promptly: (i) return any and all Confidential Information and Materials of BI to BI within [*****] upon Bl's request, save that CureVac may retain copies of Bl’s Confidential Information as set forth in Section 10.5;

(c)	BI shall have the right to be released of its ongoing disclosure and information exchange obligations according to Sections 4.3 (regulatory matters including the grant of any further right of cross referencing) and 5.2 (sales forecast). In addition, the JSC and/or the Joint Project Team shall be dissolved upon Bl's request.

(d)	In addition to the confidentiality obligations according to Section 10, CureVac shall take reasonable steps to ensure that any Confidential Information of BI is not shared with any others within CureVac that are not required to manage, perform and exercise CureVac’s rights and obligations under this Agreement, provided, however, that no Change of Control for purposes of this Section 15.2 shall occur if the pharmaceutical company taking control over CureVac is controlled by Mr. Dietmar Hopp and/or dievini Hopp BioTech holding GmbH & Co. KG. The term "controlled" as used in the aforementioned sentence refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting securities, by contract or otherwise.

15.3	Force Majeure. If the performance of any part of this Agreement by either Party, or any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.4	Notices. All notices, reports and other communications between the Parties under this Agreement shall be sent by registered mail, postage prepaid and return receipt requested, by courier, or by facsimile, with a confirmation copy sent by registered mail or courier, addressed as follows:

To:	CureVac	CureVac GmbH
	Attention:	Chief Executive Officer/Geschaeftsfuehrer
	Address:	Paul-Ehrlich-Str. 15
72076 Tubingen, Germany
	Fax:	[*****]

EXCLUSIVE COLLABORATION AND LICENSE AGREEMENT	CONFIDENTIAL
EXECUTION VERSION

With copy to:		CureVac GmbH
	Attention:	General Counsel
	Address:	Paul-Ehrlich-Str. 25
72076 Tubingen, Germany
	Fax:	[*****]

To:	BI	Boehringer Ingelheim International GmbH
	Attention:	Head of PM Business Development & Licensing/Strategy
	Address:	Binger StraBe 173 55216 Ingelheim am Rhein
	Fax:	[*****]

With copy to:	BI	Boehringer Ingelheim International GmbH
	Attention:	Head of Legal Strategic Transactions
	Address:	Binger StraBe 173 55216 Ingelheim am Rhein
	Fax:	[*****]

or such other addresses or facsimile numbers as shall be furnished by like notice by such Party. Any such notice or communication given by mail shall be deemed to have been given [*****] after the date so mailed unless sent by an internationally recognized express courier and receipt confirmed, and any such notice or communication given by facsimile shall be sent with confirmation copy and shall be deemed to have been given when sent by facsimile and the appropriate answer back received, provided however, that should such answer back be automatically generated outside of regular business hours of the recipient Party, such notice shall be deemed to have been given on the next regular business day of such Party.

15.5	Governing Law. This Agreement and all disputes arising hereunder, shall be exclusively governed by, and interpreted and enforced in accordance with the laws of Germany, without reference to conflicts of laws principles. The validity or enforceability of the intellectual property rights shall be subject to an evaluation under the law of the country in which the intellectual property rights were applied for or have been issued.

15.6	Dispute Resolution.

15.6.1	In the event of any dispute arising out of or in connection with this Agreement that cannot be settled by good faith negotiations over a period of [*****] within the JSC, and thereafter over an additional period of [*****] between senior management representatives of the Parties, the Parties agree to try to solve such dispute amicably by mediation. The Parties shall conduct a mediation procedure according to the Mediation Rules of the Deutsche Institution fur Schiedsgerichtsbarkeit e.V. (DIS) in effect on the date of the commencement of the mediation proceedings. The location of the mediation proceedings will be Frankfurt, Germany. The number of mediators will be one (1). The language of the mediation proceeding will be English. If the dispute has not been settled pursuant to the said rules within [*****] following the filing of a request for mediation or within such other period as the Parties may agree in writing, either Party may submit the dispute to final and binding arbitration.

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15.6.2	Any dispute relating to the validity, performance, construction or interpretation of this Agreement, which cannot be resolved amicably between the Parties after following the procedure set forth in Section 15.6.1, shall be submitted to arbitration in accordance with the Arbitration Rules of the Deutsche Institution fur Schiedsgerichtsbarkeit e.V. ("DIS Rules"). The existence, nature and details of any such dispute(s), and all communications between the Parties related thereto, shall be considered Confidential Information of the Parties and shall be treated in accordance with the terms of Article 10 above. The decision of the arbitrators shall be final and binding upon the Parties (absent manifest error on the part of the arbitrator(s)) and enforceable in any court of competent jurisdiction. The location of arbitration will be Frankfurt, Germany. The arbitration will be heard and determined by one (1) arbitrator, who will be jointly selected by BI and CureVac. If, within [*****] following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being selected by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within [*****] of the respondent receiving the claim, such arbitrator will be appointed in accordance with the DIS Rules. The arbitration award that is consistent with the provisions of this Agreement that is so given will be binding upon the Parties, accompanied by a reasoned opinion in writing (in English), and the judgment on the award may be entered in any court having competent jurisdiction thereof. Each Party will bear its own costs and expenses (including its attorney's fees) associated with any arbitration initiated under this section, and each Party will bear an equal share of the arbitrators' and administrative fees associated with any arbitration initiated under this section. The language of the arbitration proceeding will be English. Notwithstanding the provisions of this Section 15.6.2, each Party shall have the right to seek preliminary or permanent injunctive relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights and to protect its interests.

15.7	Severability. If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by Applicable Laws, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement. Nor shall the invalidity or unenforceability of any provision of this Agreement in one country or jurisdiction affect the validity or enforceability of such provision in any other country or jurisdiction in which such provision would otherwise be valid or enforceable.

15.8	Entire Agreement and Amendments. This Agreement, together with all Exhibits attached hereto, constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof, provided, however, that confidentiality agreements between of the Parties regarding the subject matter hereto and entered into before the Effective Date, including the reciprocal confidential disclosure agreement entered into by and between the Parties effective as of October 30, 2012, as amended by the 2nd amendment effective as of July 25, 2014, shall remain effective with respect to information exchanged between the Parties before the Effective Date. No modification or amendment of this Agreement shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties; this shall also apply to any change of this clause.

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15.9	Waivers. The failure by either Party hereto to assert any of its rights hereunder, including the right to terminate this Agreement due to a breach by the other Party hereto, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

15.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.11	Independent Contractors. The Parties are independent contractors and this Agreement shall not constitute or give rise to an employer-employee, agency, partnership or joint venture relationship among the Parties and each Party's performance hereunder is that of a separate, independent entity.

15.12	Language. This Agreement, and any amendments or modifications thereto, shall be executed in the English language. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in determination of the intent of either of the Parties hereto.

15.13	Headings. The headings are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.

15.14	Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party which shall be a Third Party beneficiary to this Agreement.

15.15	Costs. Except as is otherwise expressly set forth herein, each Party shall bear its own expenses in connection with the activities contemplated and performed hereunder.

- Signature page follows -

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EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement has been signed by the Parties hereto in two (2) originals, each Party acknowledging receipt of one original.

CureVac GmbH		CureVac GmbH

Name	:	Name	:
Title	:	Title	:

Boehringer Ingelheim International GmbH ppa.			Boehringer Ingelheim International GmbH ppa.
/s/ Dr. Stephan Lensky			/s/ Dorothee Schwall-Rudolph
Name	:	Dr. Stephan Lensky	Name	:	Dorothee Schwall-Rudolph
Title	:	Corporate Vice President	Title	:	Legal Counsel

Exhibit 1.3

BI Background Intellectual Property

[*****]

Exhibit 1.17 CureVac Background Intellectual Property

[*****]

Exhibit 1.23

CY9202 Specific Patent Rights

[*****]

EXHIBIT 1.34

REQUIREMENTS FOR INVOICES

[*****]

Exhibit 4.2

[*****]

Exhibit 4.3

Regulatory CMC DATA

[*****]

Exhibit 4.5A

[*****]

Exhibit 4.5B

SpecifÏcation of License Agreements between CureVac and the Ludwig Institute for
Cancer Research, the University of Zurich and Geneart AG

[*****]

Appendix 2.3: Handling Protocol v 2.0SEP2013for CureVac Product(s)

[*****]

Appendix 3.5: IP Disclosure Letter

[*****]

Appendix 3.5

IP Disclosure Letter Regarding Manufacture of CureVac Product using the Manufacturing
Process

[*****]

Appendix 5.2: Delivery Schedule

[*****]

Appendix 6.1a: Vial Price

[*****]

Appendix 6.1b: Calculation

[*****]

Appendix 6.4
Requirements for Invoices

[*****]

Appendix 8.2:
Framework of QAA
(to be replaced by Quality Assurance Agreement)

[*****]

Appendix 13:
CUREVAC's commercial liability insurance

[*****]

Exhibit 6.2A

BINDING TERM SHEET

Clinical Trial Supply

[*****]

Exhibit 6.2B

Binding Term Sheet for Commercial Supply

[*****]

Exhibit 11.2

Disclosures Regarding Representations and Warranties of CureVac

[*****]